 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-269826-01
PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 16, 2023)
$2,750,000,000
Constellation Energy Generation, LLC
$300,000,000 Floating Rate Senior Notes due 2028
$900,000,000 3.900% Senior Notes due 2028
$750,000,000 4.400% Senior Notes due 2031
$800,000,000 5.875% Senior Notes due 2066

Constellation Energy Generation, LLC (“Constellation”) is offering (i) $300,000,000 of its Floating Rate Senior Notes due 2028 (the “Floating Rate Senior Notes”), (ii) $900,000,000 of its 3.900% Senior Notes due 2028 (the “2028 Senior Notes”), (iii) $750,000,000 of its 4.400% Senior Notes due 2031 (the “2031 Senior Notes”), and (iv) $800,000,000 of its 5.875% Senior Notes due 2066 (the “2066 Senior Notes” and, together with the Floating Rate Senior Notes, the 2028 Senior Notes and the 2031 Senior Notes, the “Senior Notes”).
The Floating Rate Senior Notes will bear interest at a floating rate equal to Compounded SOFR (as defined herein), plus 60 basis points, payable quarterly in arrears on January 8, April 8, July 8 and October 8 of each year, beginning on April 8, 2026, as further described and subject to the provisions set forth under the caption “Description of Senior Notes — Principal, Maturity and Interest — Floating Rate Senior Notes.” The Floating Rate Senior Notes will mature on January 8, 2028. We may not redeem the Floating Rate Senior Notes prior to their maturity.
The 2028 Senior Notes will bear interest at the rate of 3.900% per year. The 2031 Senior Notes will bear interest at the rate of 4.400% per year. The 2066 Senior Notes will bear interest at the rate of 5.875% per year. Interest on the 2028 Senior Notes is payable on January 8 and July 8 of each year, beginning on July 8, 2026. Interest on the 2031 Senior Notes and the 2066 Senior Notes is payable on January 15 and July 15 of each year, beginning on July 15, 2026. The 2028 Senior Notes will mature on January 8, 2028. The 2031 Senior Notes will mature on January 15, 2031. The 2066 Senior Notes will mature on January 15, 2066. We may redeem some or all of the 2031 Senior Notes or the 2066 Senior Notes at any time at the redemption prices described under the caption “Description of Senior Notes — Redemption at Our Option.” We may not redeem the 2028 Senior Notes prior to maturity.
The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Senior Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in the Senior Notes involves risks. You should carefully read this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference herein and therein, before you make your investment decision. See “Risk Factors” beginning on page S-29.
	Public Offering Price(1)	Underwriting Discount	Proceeds, before expenses, to us
Per Floating Rate Senior Note	100.000%	0.300%	99.700%
Total for Floating Rate Senior Notes	$300,000,000	$900,000	$299,100,000
Per 2028 Senior Note	99.933%	0.300%	99.633%
Total for 2028 Senior Notes	$899,397,000	$2,700,000	$896,697,000
Per 2031 Senior Note	99.830%	0.600%	99.630%
Total for 2031 Senior Notes	$748,725,000	$4,500,000	$744,225,000
Per 2066 Senior Note	98.438%	0.875%	97.563%
Total for 2066 Senior Notes	$787,504,000	$7,000,000	$780,504,000

(1)
Plus accrued interest from January 8, 2026, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes in book-entry form only through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. (“Euroclear”), on or about January 8, 2026.

Joint Book-Running Managers
BofA Securities	Citigroup	Goldman Sachs & Co. LLC	Morgan Stanley	Scotiabank
M&T Securities	PNC Capital Markets LLC	SOCIETE GENERALE	TD Securities	Truist Securities

Co-Managers
Academy Securities	Siebert Williams Shank
The date of this prospectus supplement is January 5, 2026.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the Senior Notes, before you make your investment decision. This prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decisions. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these Senior Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date that the document incorporated by reference was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

PROSPECTUS SUPPLEMENT

S-i

EXTENDED SETTLEMENT
We expect that delivery of the Senior Notes will be made to investors in book-entry form through The Depository Trust Company on or about January 8, 2026, which will be the third business day following the initial trade date for the Senior Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on any day other than the business day preceding the settlement date will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus contain information about our company and about the Senior Notes offered hereby. They also refer to information contained in other documents that we file with the SEC. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement.
Except as otherwise provided herein, when we refer to “Constellation,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean Constellation Energy Generation, LLC together with our subsidiaries.
Notice to Prospective Investors in the European Economic Area
This prospectus supplement, the accompanying prospectus and any related free writing prospectus is not a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement have been prepared on the basis that any offer of Senior Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity that is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of securities that are the subject of an offering contemplated in this prospectus supplement may only do so with respect to EEA Qualified Investors. Neither Constellation nor the underwriters have authorized, nor do they authorize, the making of any offer of Senior Notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The Senior Notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
This prospectus supplement, the accompanying prospectus and any related free writing prospectus is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Senior Notes in the United Kingdom will only be made to a legal entity that is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer in the United Kingdom of securities that are the subject of an offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Constellation nor the underwriters have authorized, nor do they authorize, the making of any offer of Senior Notes other than to UK Qualified Investors.
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS — The Senior Notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the

Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and any other document or materials relating to the issue of the Senior Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to, and are only directed at, persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are any other persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) in connection with the issue or sale of any Senior Notes may otherwise lawfully be communicated or caused to be communicated under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus and any other document or materials relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus and any related free writing prospectus or any other document or materials relating to the issue of the Senior Notes or any of their contents.

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.
This prospectus supplement, the accompanying prospectus and any related free writing prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include any risk factors discussed in this prospectus supplement, the accompanying prospectus and any related free writing prospectus as well as the items discussed in (1) the combined 2024 Annual Report on Form 10-K of Constellation Energy Corporation (“CEG Parent”) and Constellation in (a) Part I, ITEM 1A. Risk Factors, (b) Part II, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part II, ITEM 8. Financial Statements and Supplementary Data: Note 18, Commitments and Contingencies; (2) CEG Parent and Constellation’s Third Quarter 2025 Quarterly Report on Form 10-Q in (a) Part II, ITEM 1A. Risk Factors, (b) Part I, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (c) Part I, ITEM 1. Financial Statements: Note 14 — Commitments and Contingencies and (3) other factors discussed herein and in other filings with the SEC by CEG Parent and Constellation, as applicable.
You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

SUMMARY
The following summary is provided solely for your convenience. It is not intended to be complete and may not contain all of the information that you should consider before investing in the Senior Notes. You should carefully read this entire prospectus supplement and all of the information included or incorporated by reference herein.
Except as otherwise provided herein, when we refer to “Constellation,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean Constellation Parent, together with our subsidiaries.
Constellation Energy Generation, LLC
Constellation is the nation’s largest producer of reliable, emissions-free energy and a leading energy supplier to businesses, homes and public sector customers nationwide, including three-fourths of Fortune 100 companies. Our nuclear, hydro, wind, and solar generation facilities have the generating capacity to power the equivalent of 16 million homes, providing about 10 percent of the nation’s clean energy in the United States. Our fleet is helping to accelerate the nation’s transition to a carbon-free future with more than 31,676 megawatts of capacity and an annual output that is nearly 90 percent carbon-free. We are committed to investing in innovative technologies to drive the transition to a reliable, sustainable and secure energy future. Our customer-facing business is one of the nation’s largest competitive energy suppliers, offering innovative solutions to meet our customers’ needs. We employ approximately 14,264 people, and do business in 48 states, the District of Columbia, Canada, and the United Kingdom.
Proposed Acquisition of Calpine Corporation
On January 10, 2025, CEG Parent entered an agreement and plan of merger (“Merger Agreement”) with Calpine under which CEG Parent will acquire all the outstanding equity interests of Calpine in a cash and stock transaction (the “Calpine Acquisition”). Calpine owns and operates a generation fleet of natural gas, geothermal, battery storage, and solar assets with over 27 gigawatts of generation capacity, in addition to a competitive retail electric supplier platform serving approximately 60 terawatt-hours of load annually. The merger consideration at closing will consist of an aggregate of 50 million newly issued shares of CEG Parent common stock, no par value, and $4.5 billion in cash. Constellation will also assume approximately $12.7 billion of Calpine’s outstanding debt. We expect to fund the cash portion of the transaction through a combination of cash on hand and cash flow generated by Calpine in the period between signing and closing of the transaction (that will be acquired at closing). Per the terms of the Merger Agreement, consummation of the transaction is to occur by December 31, 2025 (which date may be automatically extended to June 1, 2026, as further provided in the Merger Agreement). The Merger Agreement provides for a series of transactions on the terms and subject to the conditions set forth therein whereby Calpine will become an indirect, wholly-owned subsidiary of Constellation.
We received regulatory approval for the merger from the Public Utility Commission of Texas and the New York Public Service Commission in June 2025 and from the Federal Energy Regulatory Commission (“FERC”) in July 2025. On December 5, 2025, following a same-day complaint filed against Constellation and Calpine by the United States and the State of Texas with the United States District Court for the District of Columbia alleging that the Calpine Acquisition would violate antitrust laws, we announced a resolution with the U.S. Department of Justice (“DOJ”) on the conditions required to complete the Calpine acquisition, the final regulatory clearance needed to complete the Calpine Acquisition. Closing is expected in early January 2026.
FERC approved the transaction conditioned on the divestiture of four of Calpine’s generating assets in the Mid-Atlantic region: Hay Road, Edge Moor, Bethlehem, and York 1.
As part of the DOJ resolution, the Company also agreed to divest York 2, a 828-megawatt natural gas-fired, combined-cycle plant in Pennsylvania, as well as the Jack Fusco Energy Center, a 605-megawatt natural gas fired combined cycle facility located outside Houston, Texas, and a minority ownership interest in the Gregory Power Plant, a 385-megawatt natural gas fired combined cycle near Corpus Christi, Texas.

Exchange Offers
On December 9, 2025, Constellation announced that, in connection with the planned acquisition of Calpine by CEG Parent, Constellation commenced private exchange offers (the “Exchange Offers”) and related consent solicitations (the “Consent Solicitations”) with respect to the outstanding (i) 4.625% Senior Unsecured Notes due 2029 (“Existing Unsecured 2029 Notes”), (ii) 5.000% Senior Unsecured Notes due 2031 (“Existing Unsecured 2031 Notes”) and (iii) 3.750% Senior Secured Notes (“Existing Secured 2031 Notes” and, together with the Existing Unsecured 2029 Notes and the Existing Unsecured 2031 Notes, the “Calpine Notes”) of Calpine. The Exchange Offers and the Consent Solicitations were made upon the terms and conditions set forth in an exchange offers memorandum and consent solicitations statement dated December 9, 2025 (the “Offering Memorandum”), copies of which were made available to holders of the Calpine Notes eligible to participate in the Exchange Offers (“Eligible Holders”). Pursuant to the Exchange Offers, Constellation has offered to issue new notes in exchange for any and all of the Calpine Notes held by Eligible Holders. In addition, pursuant to the Consent Solicitations, Constellation has solicited consents on behalf of Calpine from Eligible Holders to amend the Calpine Notes and the related indentures under which they were issued to eliminate substantially all of the restrictive covenants, restrictive provisions and events of default, other than payment-related and bankruptcy-related events of default.
On December 23, 2025, Constellation announced that it extended the expiration date of the Exchange Offers and Consent Solicitations from January 8, 2026 to January 12, 2026. Constellation also announced on December 23, 2025 that it has received, on behalf of Calpine, the required consents to amend the Calpine Notes and the indentures governing the Calpine Notes (the “Calpine Indentures”).
The Exchange Offers and Consent Solicitations have been made solely pursuant to the conditions set forth in the Offering Memorandum in a private offering exempt from, or not subject to, registration under the Securities Act of 1933, as amended, and are conditioned upon, among other things, the consummation of the Calpine Acquisition. This offering of the Senior Notes is not conditioned upon the completion of the Exchange Offers and Consent Solicitations or the consummation of the Calpine Acquisition.

SUMMARY FINANCIAL INFORMATION
We have provided the following summary financial information for your reference. The summary consolidated historical financial data presented below as of December 31, 2024 and 2023 and for the three years ended December 31, 2024 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K of Constellation for the year ended December 31, 2024, which is incorporated by reference in this prospectus supplement. The summary consolidated historical financial data presented below as of December 31, 2022 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K of Constellation for the year ended December 31, 2023, which is not incorporated by reference in this prospectus supplement. The summary consolidated historical financial data as of September 30, 2025 and for the nine-month periods ended September 30, 2025 and 2024 has been derived from our historical unaudited consolidated financial statements included in our quarterly report on Form 10-Q of Constellation as of and for the nine months ended September 30, 2025, which is incorporated by reference into this prospectus supplement. You should read it together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and the unaudited pro forma combined financial statements of CEG Parent and Constellation as of September 30, 2025 and for the nine months ended September 30, 2025 and for the year ended December 31, 2024, and the related notes to the pro forma combined financial statements, set forth under the caption “Unaudited Pro Forma Combined Financial Statements” in this prospectus supplement.
	Year Ended December 31,			Nine Months Ended September 30,
	2024	2023	2022	2025	2024
	($ in millions)			($ in millions) (unaudited)
Income Statement Data
Operating revenues	$23,568	$24,918	$24,440	$19,459	$18,186
Operating income (loss)	4,352	1,610	495	2,488	3,380
Net income (loss)	3,738	1,577	(167)	1,891	2,888
Cash Flow Data
Net cash flows provided by (used in) operating activities	(2,470)	(5,388)	(2,440)	3,332	(1,452)
Net cash flows provided by (used in) investing activities	7,428	3,031	3,104	(2,221)	5,056
Net cash flows provided by (used in) financing activities	(2,283)	2,296	(739)	(189)	(2,174)
	As of December 31,			As of September 30,
	2024	2023	2022	2025
	($ in millions)			($ in millions) (unaudited)
Balance Sheet Data
Total current assets	$10,747	$8,279	$9,320	$11,596
Property, plant and equipment, net	21,235	22,116	19,822	21,990
Total assets	52,893	50,738	46,869	56,102
Total current liabilities	6,944	6,311	7,829	7,488
Long-term debt	7,384	7,496	4,466	7,269
Total liabilities	39,310	39,364	35,455	41,379
Total equity	13,583	11,374	11,414	14,723

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information is presented by CEG Parent and Constellation, (together with CEG Parent, the “Company”) to illustrate the estimated effects of the proposed acquisition of Calpine, in accordance with the terms of the Agreement and Plan of Merger, dated January 10, 2025 (“the Merger Agreement”). Pursuant to the Merger Agreement, Calpine will become an indirect and wholly owned subsidiary of Constellation (the “Merger”).
Under the terms of the Merger Agreement, the merger consideration will consist of (A) 50 million newly issued shares of CEG Parent common stock, no par (the “Stock Consideration”) and (B) $4,500 million in cash (the “Cash Consideration” and together with the Stock Consideration, “Merger Consideration”).
The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2025 and the year ended December 31, 2024, give effect to the Merger as if it was completed on January 1, 2024. The Unaudited Pro Forma Condensed Combined Balance Sheets give effect to the Merger as if it was completed on September 30, 2025. The unaudited pro forma condensed combined financial information (“unaudited pro forma financial statements”) has been derived from, and should be read in conjunction with, (i) the historical audited consolidated financial statements of the Company and accompanying notes included in the Company’s annual report on Form 10-K as of and for the year ended December 31, 2024, (ii) the historical unaudited consolidated financial statements of the Company and accompanying notes included in the Company’s quarterly report on Form 10-Q as of and for the nine months ended September 30, 2025, (iii) the historical audited consolidated condensed financial statements of Calpine and accompanying notes as of and for the year ended December 31, 2024, filed as Exhibit 99.1 to our Current Report on Form 8-K, dated December 9, 2025 and (iv) the historical unaudited consolidated condensed financial statements of Calpine and accompanying notes as of and for the nine months ended September 30, 2025, filed as Exhibit 99.2 to our Current Report on Form 8-K, each of which is incorporated by reference herein.
In accordance with Article 11 of Regulation S-X, the unaudited pro forma financial statements are prepared for illustrative and informational purposes only and are not intended to represent what combined results of operations would have been had the acquisition occurred on the date indicated, or what they will be for any future periods. In order to satisfy regulatory requirements, the Company has agreed to divest certain Calpine plants, as well as Calpine’s interest in an equity method investment. The unaudited pro forma financial statements have been adjusted to reflect the planned divestitures. The unaudited pro forma financial statements do not reflect the realization of any expected cost savings or other synergies as a result of the acquisition.
In connection with the proposed Merger, Constellation commenced private exchange offers (the “Exchange Offers”) and related consent solicitations (the “Consent Solicitations”) on December 9, 2025, whereupon contingent upon the Merger closing, up to $2,400 million of aggregate principal amount of fixed rate Constellation debt will be exchanged for certain outstanding indebtedness of Calpine (the “Debt Exchange”). The unaudited pro forma financial statements do not give effect to the estimated impacts of the Exchange Offers and Consent Solicitations. The Company does not expect the Debt Exchange to have a material impact, therefore no pro forma adjustments related to the Debt Exchange are reflected in the accompanying unaudited pro forma financial statements. The Merger is not subject to a financing condition or the completion of the Debt Exchange or Consent Solicitations related to Calpine’s outstanding indebtedness.
The unaudited pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under generally accepted accounting principles in the United States (“US GAAP”) whereby the Company is considered the accounting acquirer. Under the acquisition method of accounting, the Merger Consideration will be allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of the closing of the Merger, and any excess value of the Merger Consideration over the acquired net assets will be recognized as goodwill, if applicable. The assets acquired and liabilities assumed of Calpine have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, based on information that is currently available. The Company expects to complete the final purchase price allocation during the 12-month period from closing of the Merger. Due to the unaudited pro forma financial statements being prepared based on preliminary estimates of the net assets acquired as of September 30, 2025, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed and these changes may be material.

CONSTELLATION ENERGY CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025
(in millions)
	Historical CEG Parent	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$3,959	$1,149	$(4,500)	(4A)	$608
Restricted cash and cash equivalents	132	292	—		424
Accounts receivable
Customer accounts receivable, net	3,168	690	—		3,858
Other accounts receivable, net	612	178	—		790
Mark-to-market derivative assets	632	542	—		1,174
Inventories, net
Natural gas, oil, and emission allowances	242	283	(57)	(4B)	468
Materials and supplies	1,422	640	(17)	(4B)	2,045
Renewable energy credits	786	228	—		1,014
Assets held for sale	—	952	3,405	(4B) (4C)	4,357
Other	696	144	476	(4D)	1,316
Total current assets	11,649	5,098	(693)		16,054
Property, plant, and equipment, net	21,990	11,892	9,845	(4C)	43,727
Deferred debits and other assets
Nuclear decommissioning trust funds	18,985	—	—		18,985
Investments	427	157	—		584
Goodwill	420	242	10,910	(4E)	11,572
Mark-to-market derivative assets	459	558	—		1,017
Other	2,231	458	1,403	(4D)	4,092
Total deferred debits and other assets	22,522	1,415	12,313		36,250
Total assets	$56,161	$18,405	$21,465		$96,031

CONSTELLATION ENERGY CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025
(in millions)
	Historical CEG Parent	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$1,650	$—	$—		$1,650
Long-term debt due within one year	118	274	—		392
Accounts payable and accrued expenses	3,926	1,411	97	(4F)	5,434
Mark-to-market derivative liabilities	474	431	—		905
Renewable energy credit obligation	956	266	—		1,222
Other	331	189	432	(4D)	952
Total current liabilities	7,455	2,571	529		10,555
Long-term debt	7,269	11,781	95	(4G)	19,145
Deferred credits and other liabilities
Deferred income taxes and unamortized ITCs	3,578	915	3,351	(4H)	7,844
Asset retirement obligations	13,032	257	83	(4I)	13,372
Pension obligations and non-pension postretirement benefit obligations	1,767	—	—		1,767
Spent nuclear fuel obligation	1,412	—	—		1,412
Payables related to Regulatory Agreement Units	5,222	—	—		5,222
Mark-to-market derivative liabilities	440	594	—		1,034
Other	1,294	638	1,207	(4D)	3,139
Total deferred credits and other liabilities	26,745	2,404	4,641		33,790
Total liabilities	41,469	16,756	5,265		63,490
Commitments and contingencies
Equity
Common stock	11,022	9,933	8,013	(4J)	28,968
Retained earnings (deficit)	5,588	(7,890)	7,793	(4J)	5,491
Accumulated other comprehensive income (loss), net	(2,260)	(394)	394	(4J)	(2,260)
Total shareholders’ equity	14,350	1,649	16,200		32,199
Noncontrolling interests	342	—	—		342
Total equity	14,692	1,649	16,200		32,541
Total liabilities and shareholders’ equity	$56,161	$18,405	$21,465		$96,031
See notes to unaudited pro forma condensed combined financial statements

CONSTELLATION ENERGY CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2025
(in millions, except per share data)
	Historical CEG Parent	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
Operating revenues	$19,459	$8,881	$(814)	(4D) (4K)	$27,526
Operating expenses
Purchased power and fuel	11,083	5,235	(916)	(4D) (4K)	15,402
Operating and maintenance	4,673	1,288	27	(4L)	5,988
Depreciation and amortization	743	611	236	(4M)	1,590
Taxes other than income taxes	472	82	—		554
Total operating expenses	16,971	7,216	(653)		23,534
Gain (loss) on sales of assets and businesses	—	127	—		127
Operating income (loss)	2,488	1,792	(161)		4,119
Other income and (deductions)
Interest expense, net	(398)	(474)	53	(4N)	(819)
Other, net	729	(55)	—		674
Total other income and (deductions)	331	(529)	53		(145)
Income (loss) before income taxes	2,819	1,263	(108)		3,974
Income tax (benefit) expense	928	325	(27)	(4H)	1,226
Equity in income (losses) of unconsolidated affiliates	—	10	—		10
Net income (loss)	1,891	948	(81)		2,758
Net income (loss) attributable to noncontrolling interests	4	—	—		4
Net income (loss) attributable to common shareholders	$1,887	$948	$(81)		$2,754
Average shares of common stock outstanding:
Basic	313		50	(4O)	363
Diluted	314		50	(4O)	364
Earnings per average common share
Basic	$6.02			(4O)	$7.59
Diluted	$6.02			(4O)	$7.57
See notes to unaudited pro forma condensed combined financial statements

CONSTELLATION ENERGY CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2024
(in millions, except per share data)
	Historical CEG Parent	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
Operating revenues	$23,568	$11,179	$(1,397)	(4D) (4K)	$33,350
Operating expenses
Purchased power and fuel	11,419	5,875	(1,353)	(4D) (4K)	15,941
Operating and maintenance	6,159	1,692	167	(4F) (4L)	8,018
Depreciation and amortization	1,123	770	359	(4M)	2,252
Taxes other than income taxes	586	91	—		677
Total operating expenses	19,287	8,428	(827)		26,888
Gain (loss) on sales of assets and businesses	71	(13)	—		58
Operating income (loss)	4,352	2,738	(570)		6,520
Other income and (deductions)
Interest expense, net	(506)	(584)	112	(4N)	(978)
Loss on extinguishment of debt	—	(52)	—		(52)
Other, net	670	24	—		694
Total other income and (deductions)	164	(612)	112		(336)
Income (loss) before income taxes	4,516	2,126	(458)		6,184
Income tax (benefit) expense	774	460	(116)	(4H)	1,118
Equity in income (losses) of unconsolidated affiliates	(4)	(4)	—		(8)
Net income (loss)	3,738	1,662	(342)		5,058
Net income (loss) attributable to noncontrolling interests	(11)	—	—		(11)
Net income (loss) attributable to common shareholders	$3,749	$1,662	$(342)		$5,069
Average shares of common stock outstanding:
Basic	315		50	(4O)	365
Diluted	315		50	(4O)	365
Earnings per average common share
Basic	$11.91			(4O)	$13.89
Diluted	$11.89			(4O)	$13.87
See notes to unaudited pro forma condensed combined financial statements

CONSTELLATION ENERGY GENERATION, LLC AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025
(in millions)
	Historical Constellation	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$3,949	$1,149	$(4,500)	(4A)	$598
Restricted cash and cash equivalents	88	292	—		380
Accounts receivable
Customer accounts receivable, net	3,168	690	—		3,858
Other accounts receivable, net	614	178	—		792
Mark-to-market derivative assets	632	542	—		1,174
Inventories, net
Natural gas, oil, and emission allowances	242	283	(57)	(4B)	468
Materials and supplies	1,422	640	(17)	(4B)	2,045
Renewable energy credits	786	228	—		1,014
Assets held for sale	—	952	3,405	(4B) (4C)	4,357
Other	695	144	476	(4D)	1,315
Total current assets	11,596	5,098	(693)		16,001
Property, plant, and equipment, net	21,990	11,892	9,845	(4C)	43,727
Deferred debits and other assets
Nuclear decommissioning trust funds	18,985	—	—		18,985
Investments	427	157	—		584
Goodwill	420	242	10,910	(4E)	11,572
Mark-to-market derivative assets	459	558	—		1,017
Other	2,225	458	1,403	(4D)	4,086
Total deferred debits and other assets	22,516	1,415	12,313		36,244
Total assets	$56,102	$18,405	$21,465		$95,972

CONSTELLATION ENERGY GENERATION, LLC AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025
(in millions)
	Historical Constellation	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$1,650	$—	$—		$1,650
Long-term debt due within one year	118	274	—		392
Accounts payable and accrued expenses	3,668	1,411	97	(4F)	5,176
Payables to affiliates	298	—	—		298
Mark-to-market derivative liabilities	474	431	—		905
Renewable energy credit obligation	956	266	—		1,222
Other	324	189	432	(4D)	945
Total current liabilities	7,488	2,571	529		10,588
Long-term debt	7,269	11,781	95	(4G)	19,145
Deferred credits and other liabilities
Deferred income taxes and unamortized ITCs	3,578	915	3,351	(4H)	7,844
Asset retirement obligations	13,032	257	83	(4I)	13,372
Pension obligations and non-pension postretirement benefit obligations	1,767	—	—		1,767
Spent nuclear fuel obligation	1,412	—	—		1,412
Payables related to Regulatory Agreement Units	5,222	—	—		5,222
Mark-to-market derivative liabilities	440	594	—		1,034
Other	1,171	638	1,207	(4D)	3,016
Total deferred credits and other liabilities	26,622	2,404	4,641		33,667
Total liabilities	41,379	16,756	5,265		63,400
Commitments and contingencies
Equity
Membership interest	10,144	9,933	8,013	(4J)	28,090
Undistributed earnings (deficit)	6,497	(7,890)	7,793	(4J)	6,400
Accumulated other comprehensive income (loss), net	(2,260)	(394)	394	(4J)	(2,260)
Total member’s equity	14,381	1,649	16,200		32,230
Noncontrolling interests	342	—	—		342
Total equity	14,723	1,649	16,200		32,572
Total liabilities and member’s equity	$56,102	$18,405	$21,465		$95,972
See notes to unaudited pro forma condensed combined financial statements

CONSTELLATION ENERGY GENERATION, LLC AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2025
(in millions, except per share data)
	Historical Constellation	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
Operating revenues	$19,459	$8,881	$(814)	(4D) (4K)	$27,526
Operating expenses
Purchased power and fuel	11,083	5,235	(916)	(4D) (4K)	15,402
Operating and maintenance	4,673	1,288	27	(4L)	5,988
Depreciation and amortization	743	611	236	(4M)	1,590
Taxes other than income taxes	472	82	—		554
Total operating expenses	16,971	7,216	(653)		23,534
Gain (loss) on sales of assets and businesses	—	127	—		127
Operating income (loss)	2,488	1,792	(161)		4,119
Other income and (deductions)
Interest expense, net	(398)	(474)	53	(4N)	(819)
Other, net	729	(55)	—		674
Total other income and (deductions)	331	(529)	53		(145)
Income (loss) before income taxes	2,819	1,263	(108)		3,974
Income tax (benefit) expense	928	325	(27)	(4H)	1,226
Equity in income (losses) of unconsolidated affiliates	—	10	—		10
Net income (loss)	1,891	948	(81)		2,758
Net income (loss) attributable to noncontrolling interests	4	—	—		4
Net income (loss) attributable to membership interest	$1,887	$948	$(81)		$2,754
See notes to unaudited pro forma condensed combined financial statements

CONSTELLATION ENERGY GENERATION, LLC AND SUBSIDIARY COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2024
(in millions, except per share data)
	Historical Constellation	Historical Calpine as Conformed (Note 3)	Acquisition Accounting Adjustments	Note	Pro Forma Combined
Operating revenues	$23,568	$11,179	$(1,397)	(4D) (4K)	$33,350
Operating expenses
Purchased power and fuel	11,419	5,875	(1,353)	(4D) (4K)	15,941
Operating and maintenance	6,159	1,692	167	(4F) (4L)	8,018
Depreciation and amortization	1,123	770	359	(4M)	2,252
Taxes other than income taxes	586	91	—		677
Total operating expenses	19,287	8,428	(827)		26,888
Gain (loss) on sales of assets and businesses	71	(13)	—		58
Operating income (loss)	4,352	2,738	(570)		6,520
Other income and (deductions)
Interest expense, net	(506)	(584)	112	(4N)	(978)
Loss on extinguishment of debt	—	(52)	—		(52)
Other, net	670	24	—		694
Total other income and (deductions)	164	(612)	112		(336)
Income (loss) before income taxes	4,516	2,126	(458)		6,184
Income tax (benefit) expense	774	460	(116)	(4H)	1,118
Equity in income (losses) of unconsolidated affiliates	(4)	(4)	—		(8)
Net income (loss)	3,738	1,662	(342)		5,058
Net income (loss) attributable to noncontrolling interests	(11)	—	—		(11)
Net income (loss) attributable to membership interest	$3,749	$1,662	$(342)		$5,069
See notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
The unaudited pro forma financial statements were derived from historical consolidated financial statements of the Company and Calpine which were prepared in accordance with US GAAP. Amounts disclosed relate to CEG Parent and Constellation unless specifically noted. Certain accounting policy alignment and reclassification adjustments were made to conform Calpine’s historical financial statement presentation with the Company’s historical financial statement presentation, see Note 3 — Accounting Policy Alignment and Reclassification Adjustments for additional information. Further, there were no material intercompany transactions between the Company and Calpine for the nine months ended September 30, 2025 and for the year ended December 31, 2024.
The Merger is being accounted for as a business combination using the acquisition method of accounting under US GAAP, which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. The initial accounting for the Merger is not complete because the valuations necessary to assess the fair values of certain assets acquired and liabilities assumed are preliminary. Therefore, the allocation of the purchase price as reflected in the unaudited pro forma financial statements is based upon management’s preliminary estimates of the fair value of the assets acquired and liabilities assumed. The preliminary amounts recognized are subject to revision until the valuations are completed and to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma financial statements and the combined company’s future results of operations and financial position.
2. Preliminary Purchase Price Allocation
The table below represents the preliminary calculation of estimated Merger Consideration for the purposes of the unaudited pro forma financial statements.
(in millions)
Preliminary estimated fair value of CEG Parent common stock issued(1)	$18,063
Less: Estimated fair value of certain common stock subject to vesting attributable to post-combination expense(2)	(117)
Purchase price from Stock Consideration	$17,946
Cash Consideration	4,500
Total Estimated Merger Consideration	$22,446

(1)
Represents the estimated fair value of 50 million shares of CEG Parent common stock. For the purposes of the unaudited pro forma financial statements, the estimate is based on CEG Parent’s closing stock price of $361.26 on December 3, 2025, which is the practicable date prior to filing the unaudited pro forma financial statements.

(2)
Certain CEG Parent common stock issued to Calpine employees is subject to a vesting period up to 27 months and thus has been excluded from the purchase price and instead will be accounted for post-Merger as stock-based compensation expense in accordance with US GAAP (see Note 4L).

The preliminary estimated Merger Consideration could significantly differ from the amounts presented due to movements in CEG Parent’s stock price until the Merger is consummated. A sensitivity analysis related to the fluctuation in CEG Parent’s stock price was performed to assess the impact that a hypothetical change of 10% on the closing price of CEG Parent’s common stock on December 3, 2025 would have on the estimated Merger Consideration and preliminary goodwill at the closing of the Merger:
Change in Stock Price	Stock Price	Estimated Merger Consideration	Preliminary Goodwill Impact
10% Increase	$397.39	$24,240	$1,794
10% Decrease	$325.13	$20,652	$(1,794)
Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed from Calpine are recognized and measured at fair value. The purchase price allocation is preliminary and is based on available information and certain assumptions, which the Company believes are reasonable.
The following table presents a preliminary allocation of the estimated Merger Consideration to the fair values of the identifiable assets acquired and liabilities assumed from Calpine, based on Calpine’s balance sheet as of September 30, 2025, as adjusted for accounting policy alignment and reclassification adjustments as well as acquisition accounting adjustments shown below.
(in millions)	September 30, 2025
Total estimated Merger Consideration for Calpine Acquisition	$22,446
Cash and cash equivalents	1,149
Restricted cash and cash equivalents	292
Accounts receivable	868
Mark-to-market derivative assets	1,100
Inventories	849
Assets held for sale	4,357
Property, plant, and equipment	21,737
Renewable energy credits	228
Investments	157
Unamortized energy contracts	1,836
Other assets	645
Total estimated fair value of assets acquired	$33,218
Accounts payable and accrued expenses	1,411
Debt	12,150
Mark-to-market derivative liabilities	1,025
Renewable energy credit obligation(1)	334
Deferred income taxes and unamortized ITCs	4,266
Asset retirement obligations	340
Unamortized energy contracts	1,750
Other liabilities	648
Total estimated fair value of liabilities assumed	$21,924
Estimated net assets acquired	$11,294
Goodwill	$11,152

(1)
Includes $68 million related to the long term-portion of renewable energy credit obligation. This obligation is classified within Other liabilities (non-current) on the Unaudited Pro Forma Condensed Combined Balance Sheets.

3. Accounting Policy Alignment and Reclassification Adjustments
Certain reclassification and accounting policy alignment adjustments have been made to conform Calpine’s historical financial statement presentation to the Company’s historical financial statement presentation and accounting policies. During the preparation of these unaudited pro forma financial statements, the Company performed a preliminary analysis of Calpine’s historical financial information to identify any differences in accounting policies that would require reclassification of Calpine’s historical financial statement presentation to conform to the Company’s accounting policies. Aside from the accounting policy alignment and reclassification adjustments identified herein, the Company is not aware of any material differences between the accounting policies of the Company and Calpine.
The following reflects the accounting policy alignment and reclassification adjustments made to present Calpine’s historical consolidated balance sheet as of September 30, 2025 in conformity with that of the Company:
Calpine Corporation and Subsidiaries
Consolidated Condensed Balance Sheet
As of September 30, 2025
(In millions)
Presentation in Historical Financial Statements	Conformance with CEG Parent and Constellation Presentation	Calpine Historical	Reclassification	Note	Historical Calpine as Conformed
Assets
Cash and cash equivalents	Cash and cash equivalents	$1,149	$—		$1,149
Accounts receivable, net	Customer accounts receivable, net	1,163	(473)	(i)(ii)	690
	Other accounts receivable, net		178	(i)	178
Inventories	Natural gas, oil, and emission allowances	967	(684)	(iii)	283
	Materials and supplies		640	(iv)	640
Margin deposits and other prepaid expense		121	(121)	(v)	—
Restricted cash, current	Restricted cash and cash equivalents	292	—		292
Derivative assets, current	Mark-to-market derivative assets (current)	431	111	(vi)	542
	Renewable energy credits		228	(iii)	228
Current assets held for sale	Assets held for sale	952	—		952
Other current asset	Other assets (current)	38	106	(v)(vi)	144
Property, plant and equipment, net	Property, plant, and equipment, net	12,005	(113)	(vii)	11,892
Restricted cash, net of current portion		1	(1)		—
Investment in unconsolidated subsidiaries	Investments	157	—		157
Long-term derivative assets	Mark-to-market derivative assets (non-current)	530	28	(vi)	558
Intangible assets, net		164	(164)	(viii)	—
Goodwill	Goodwill	242	—		242
Other assets	Other assets (non-current)	364	94	(vii)(viii)	458
Total Assets		$18,576			$18,405

Calpine Corporation and Subsidiaries
Consolidated Condensed Balance Sheet
As of September 30, 2025
(In millions)
Presentation in Historical Financial Statements	Conformance with CEG Parent and Constellation Presentation	Calpine Historical	Reclassification	Note	Historical Calpine as Conformed
Liabilities
Accounts payable	Accounts payable and accrued expenses	$1,142	$269	(ii)(ix)	$1,411
Accrued interest payable		29	(29)	(ix)	—
Debt, current portion	Long-term debt due within one year	274	—		274
Derivative liabilities, current	Mark-to-market derivative liabilities (current)	339	92	(vi)	431
Current liabilities held for sale		4	(4)	(xiii)
Other current liabilities	Other liabilities (current)	1,064	(875)	(vi)(ix)(x)(xiii)	189
	Renewable energy credit obligation		266	(x)	266
Debt, net of current portion	Long-term debt	11,781	—		11,781
Deferred income tax liability	Deferred income taxes and unamortized ITCs	915	—		915
Long-term derivative liabilities	Mark-to-market derivative liabilities (non-current)	484	110	(vi)	594
Other long-term liabilities	Other liabilities (non- current)	895	(257)	(xi)	638
	Asset retirement obligations	—	257	(xi)	257
Stockholder’s Equity
Common stock	Common stock or Membership interest(a)	—	9,933	(xii)	9,933
Additional paid-in capital		9,933	(9,933)	(xii)	—
Accumulated deficit	Retained earnings (deficit) or Undistributed earnings (deficit)(a)	(7,890)	—		(7,890)
Accumulated other comprehensive loss	Accumulated other comprehensive income (loss), net	(394)	—		(394)
Total Liabilities and Stockholder’s Equity		$18,576			$18,405

(a)
The “or” designation denotes the presentation for CEG Parent or for Constellation as applicable under each entity’s capital structure in the unaudited pro forma financial statements.

(i)
Relates to reclassification of $178 million from Accounts receivable, net to Other accounts receivable, net.

(ii)
Relates to reclassification of $295 million from Accounts receivable, net to Accounts payable and accrued expenses to conform with the Company’s historical presentation of unbilled counterparty balances on a net basis.

(iii)
Relates to reclassification of $456 million from Inventories to Materials and supplies and $228 million from Inventories to Renewable energy credits.

(iv)
Relates to reclassification of $456 from Inventories and $184 million of spare parts from Property, plant, and equipment, net to Materials and supplies.

(v)
Relates to reclassification of $121 million from Margin deposits and other prepaid expense to Other assets (current).

(vi)
Reflects the impact of $111 million to Mark-to-market derivative assets (current), $15 million from Other assets (current), $28 million to Mark-to-market derivative assets (non-current), $92 million to Mark-to-market derivative liabilities (current), $78 million from Other liabilities (current) and $110 million to Mark-to-market derivative liabilities (non-current) to conform with the Company’s approach to counterparty netting and collateral allocation.

(vii)
Relates to reclassification of $184 million of spare parts from Property, plant and equipment to Materials and supplies partially offset by $71 million of deposits from Other assets to Property, plant and equipment, net.

(viii)
Primarily relates to reclassification of $164 million from Intangible assets, net to Other assets (non-current).

(ix)
Reclassification of $535 million from Other current liabilities and $29 million from Accrued interest payable to Accounts payable and accrued expenses.

(x)
Reclassification of $266 million from Other current liabilities to Renewable energy credit obligation.

(xi)
Reclassification of $257 million from Other long-term liabilities to Asset retirement obligations.

(xii)
Reclassification of $9,933 million from Additional paid-in capital to Common stock or Membership interest.

(xiii)
Reclassification of $4 million from Current liabilities held for sale to Other liabilities (current).

The following accounting policy alignment and reclassification adjustments were made to present the Calpine’s historical consolidated statement of operations for the nine months ended September 30, 2025 in conformity with that of the Company:
Calpine Corporation and Subsidiaries
Consolidated Condensed Statement of Operations
For the nine months ended September 30, 2025
(In millions)
Presentation in Historical Financial Statements	Conformance with CEG Parent and Constellation Presentation	Calpine Historical	Reclassification	Note	Historical Calpine as Conformed
Commodity revenue	Operating revenues	$10,128	$(1,247)	(i)(ii)	$8,881
Mark-to-market (loss) gain – Operating revenue		(310)	310	(i)	—
Other revenue		55	(55)	(i)	—
Commodity expense	Purchased power and fuel	6,118	(883)	(ii)(iii)	5,235
Mark-to-market loss (gain) – Operating expense		109	(109)	(iii)	—
Operating and maintenance expense	Operating and maintenance	1,063	225	(iv)	1,288
Depreciation and amortization expense	Depreciation and amortization	611	—		611
General and other administrative expense		121	(121)	(iv)	—
Other operating expense		186	(186)	(iv)	—
	Taxes other than income taxes	—	82	(iv)	82
(Gain) loss on sale of assets, net	Gain (loss) on sales of assets and businesses	(127)	$—		127
(Income) loss from unconsolidated subsidiaries	Equity in income (losses) of unconsolidated affiliates	(10)	—		10
Interest expense	Interest expense, net	474	—		474
Other expense, net	Other, net	55	—		55
Income tax expense	Income tax (benefit) expense	325	—		325
Net income		$948			$948

(i)
Reclassification of ($310) million from Mark-to-market (loss) gain — Operating revenues to Operating revenues and $55 million from Other revenue to Operating revenues.

(ii)
Adjustment reflects a decrease in both Operating revenues and Purchased power and fuel of $992 million in order to conform with the Company’s historical presentation of the classification of derivative revenues and expenses, netting of retail transmission and distribution fees, and netting of ISO capacity by region.

(iii)
Reclassification of $109 million from Mark-to-market (loss) gain — Operating expense to Purchased power and fuel.

(iv)
Reclassification of $121 million from General and other administrative expense and $186 million from Other operating expense to Operating and maintenance expense; in addition to $82 million in property taxes reclassified from Operating and maintenance expense to Taxes other than income taxes.

The following accounting policy alignment and reclassification adjustments were made to present the Calpine’s historical consolidated statement of operations for the year ended December 31, 2024 in conformity with that of the Company:
Calpine Corporation and Subsidiaries
Consolidated Condensed Statement of Operations
For the year ended December 31, 2024
(In millions)
Presentation in Historical Financial Statements	Conformance with CEG Parent and Constellation Presentation	Calpine Historical	Reclassification	Note	Historical Calpine as Conformed
Commodity revenue	Operating revenues	$12,247	$(1,068)	(i)(ii)	$11,179
Mark-to-market (loss) gain – Operating revenue		118	(118)	(i)	—
Other revenue		69	(69)	(i)	—
Commodity expense	Purchased power and fuel	7,149	(1,274)	(ii)(iii)	5,875
Mark-to-market loss (gain) – Operating expense		(19)	19	(iii)	—
Operating and maintenance expense	Operating and maintenance	1,458	234	(iv)	1,692
Depreciation and amortization expense	Depreciation and amortization	770	—		770
General and other administrative expense		170	(170)	(iv)	—
Other operating expense		100	(100)	(iv)	—
	Taxes other than income taxes	—	91	(iv)	91
Loss on sale of assets. net	Gain (loss) on sales of assets and businesses	13	—		(13)
(Income) loss from unconsolidated subsidiaries	Equity in income (losses) of unconsolidated affiliates	4	—		(4)
Interest expense	Interest expense, net	584	—		584
Loss on extinguishment of debt	Loss on extinguishment of debt	52	—		52
Other expense, net	Other, net	31	(55)	(iv)	(24)
Income tax expense	Income tax (benefit) expense	460	—		460
Net income		$1,662			$1,662

(i)
Reclassification of $118 million from Mark-to-market (loss) gain — Operating revenues and $69 million from Other revenue to Operating revenues.

(ii)
Adjustment reflects a decrease in both Operating revenues and Purchased power and fuel of $1,255 million in order to conform with the Company’s historical presentation of the classification of derivative revenues and expenses, netting of retail transmission and distribution fees, and netting of ISO capacity by region.

(iii)
Reclassification of ($19) million from Mark-to-market loss (gain) — Operating expense to Purchased power and fuel.

(iv)
Relates to reclassification of $170 million from General and other administrative expense and $100 million from Other operating expense to Operating and maintenance expense; in addition to

$91 million in property taxes reclassified from Operating and maintenance expense to Taxes other than income taxes partially offset by $55 million of income from letter of credit fees reclassified from Operating and maintenance expense to Other, net.
4. Adjustments to Unaudited Pro Forma Financial Statements
A.   Reflects a reduction of $4,500 million to reflect the cash portion of the Merger Consideration.
B.   Reflects the reclassification of certain inventories related to the plants classified as held for sale. At the time of this filing, the proceeds from the sale of these plants are unknown, and the effects of the sale of assets and liabilities expected to be divested, including the effect to historical operations, are not presented. As such, pro forma adjustments to the unaudited pro forma condensed combined statement of operations are limited to the removal of depreciation and amortization expense (see Note 4M). Any difference between the estimated carrying values of the plants post-Merger consummation and the final sale price will result in the recognition of a gain or loss.
C.   Reflects a step-up of $9,845 million in the fair value of property, plant and equipment acquired, net of assets held for sale of $3,331 million. The held for sale amounts include both the fair value step-up for all plants currently classified as held for sale and the historical book value of certain plants that were not presented as held for sale in the Historical Calpine as Conformed Balance Sheet. Fair value was estimated using significant assumptions about operating strategies and estimates of future cash flows, which required assessments of current and projected market conditions. Forecasting future cash flows requires assumptions regarding forecasted commodity prices for the sale of power and purchases of fuel and the expected operations of assets. The estimated remaining useful lives of the acquired property, plant and equipment range from 2 to 40 years. The cash flows were discounted using rates between 9% and 14.5%, depending on the related technology and market in which each respective asset operates, and reflect the risks inherent in the future cash flows. A 0.5% change in the discount rates would increase or decrease the fair value of the property, plant, and equipment by approximately $730 million.
D.   Primarily relates to adjustments to measure acquired unamortized energy contracts and other intangibles at their preliminary estimated fair value (see table below). Unamortized energy contracts represent non-derivative energy contracts acquired from Calpine. The initial amount recorded for the unamortized energy contracts is the difference between the market value of the contracts at the time of acquisition and the contract value based on the terms of each contract. The unamortized energy contract assets and liabilities are amortized over the life of the contract in relation to the expected realization of the underlying cash flows. Amortization of the unamortized energy contract assets and liabilities is recorded in Operating revenues or Purchased power and fuel expense, depending on the nature of the underlying contract.
For the nine months ended September 30, 2025, the amortization of Unamortized Energy Contracts resulted in an increase of $129 million to Operating revenue and an increase of $27 million to Purchased power and fuel expense. For the year ended December 31, 2024, the amortization of Unamortized Energy Contracts resulted in a decrease of $19 million to Operating revenue and an increase of $25 million to Purchased power and fuel expense. For the nine months ended September 30, 2025, and year ended December 31, 2024, the amortization expense related to customer relationships and trade names was not material.
(in millions)	Preliminary Fair Value	Estimated weighted average useful life (in years)
Unamortized energy contracts(1)	$86	4 years
Customer relationship	200	15 years
Trade names	$35	5 years

(1)
Unamortized energy contracts totaling $476 and $432 are included in Other assets (current) and Other liabilities (current), respectively. Unamortized energy contracts totaling $1,360 and $1,318 are included in Other assets (non-current) and Other liabilities (non-current), respectively.

The following table summarizes the estimated future amortization related to the unamortized energy contracts for each of the next 5 calendar years. The amounts below reflect a net increase (decrease) to Operating income (pre-tax).
(in millions)	Net Estimated Amortization
2026	$(25)
2027	140
2028	75
2029	21
2030	23
E.   Reflects the elimination of Calpine’s historical goodwill and the recognition of preliminary estimated goodwill as a result of the Merger. Refer to Note 2 for the preliminary purchase price allocation.
F.   Represents the estimated Merger-related transaction costs yet to be expensed or accrued in the Company’s historical financial statements through September 30, 2025. Estimated Merger-related transaction costs include investment banker, advisory, legal, valuation and other professional fees. The Company’s total estimated Merger-related transaction costs amount to $146 million, with $49 million in expense recognized to date, resulting in a pro forma adjustment of $97 million.
G.   Reflects an adjustment to measure the long-term debt, net of amounts due within one year, at its estimated fair value.
H.   Represents the estimated tax impact of the pro forma adjustments based on an assumed tax rate of 25.3%. The assumed tax rate reflects a blended average statutory rate based on the assumed jurisdiction for the pro forma adjustments and current structure. The effective tax rate of the Company following the acquisition could be different depending on post-acquisition activities, including cash needs, the geographical mix of income, and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined statement of operations are estimated, the blended rate will likely vary from the actual effective tax rate in periods subsequent to the completion of the acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.
I.   Reflects an increase of $83 million to asset retirement obligations, primarily due to updated estimated decommissioning costs and the application of the relevant Company discount rates as of the pro forma balance sheet date. The impact to accretion expense related to the asset retirement obligations adjustment was not material for the nine months ended September 30, 2025, and the year ended December 31, 2024.
J.   The following tables summarize the transaction accounting adjustments impacting the equity balances of CEG Parent and Constellation as combined with Calpine:
(in millions)	Elimination of Historical Calpine’s Equity	Stock Consideration (refer to Note 2)	Transaction Adjustments	Total Pro Forma Adjustments
CEG Parent Shareholders’ Equity
Common stock	$(9,933)	$17,946	$—	$8,013
Retained earnings (deficit)(1)	7,890	—	(97)	7,793
Accumulated other comprehensive income (loss), net	394	—	—	394
Total	$(1,649)	$17,946	$(97)	$16,200

(1)
Reflects adjustment to retained earnings for post-combination transaction costs expected to be incurred within 12-months following the anticipated closing date of the Merger.

(in millions)	Elimination of Historical Calpine’s Equity	Transaction Adjustments	Total Pro Forma Adjustments
Constellation Member’s Equity
Membership interest(1)	$(9,933)	$17,946	$8,013
Undistributed earnings (deficit)(2)	7,890	(97)	7,793
Accumulated other comprehensive income (loss), net	394	—	394
Total	$(1,649)	$17,849	$16,200

(1)
The increase in membership interest reflects the additional investment of CEG Parent in Constellation as a result of the acquisition.

(2)
Reflects adjustment to undistributed earnings for post-combination transaction costs expected to be incurred within 12-months following the anticipated closing date of the Merger.

K.   This adjustment reflects the impact to the combined company of reporting the sale and purchase of electricity in the spot market on a net hourly basis in either Operating revenues or Purchased power and fuel expense within each region, depending on our net hourly position. Operating revenues and Purchased power and fuel both decreased by $796 million and $826 million for the nine months ended September 30, 2025 and for the year ended December 31, 2024, respectively. Additionally, Operating revenues and Purchased power and fuel both decreased by $147 million and $552 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, to align with the Company’s classification of derivative revenues and expenses.
L.   Reflects adjustment for stock-based compensation related to the issuance of CEG Parent’s common stock to certain members of Calpine’s management, with the stock awards subject to vesting based on continued employment.
M.   Reflects incremental depreciation expense related to the preliminary fair value of property, plant, and equipment acquired, net of assets held for sale. Depreciation is ceased for assets held for sale, thus Calpine’s historical depreciation expense is eliminated for those assets.
N.   Reflects an adjustment to decrease interest expense by $53 million for the nine months ended September 30, 2025, and $112 million for the year ended December 31, 2024. This adjustment is attributable to Calpine’s paydown of its debt, lower interest rates, and the removal of amortization associated with the historical debt discount.
O.   The unaudited pro forma combined basic and diluted earnings per share calculations are based on the average basic and diluted shares of CEG Parent. The following table summarizes the computation of the unaudited pro forma basic and diluted earnings per share:
(Amounts and shares in millions)	Nine months ended September 30, 2025	Year ended December 31, 2024
Numerator:
Pro forma net income	$2,754	$5,069
Basic and diluted pro forma net income attributable to CEG Parent’s common shareholders	2,754	5,069
Denominator:
Historical basic average CEG Parent’s shares outstanding	313	315
Shares of CEG Parent’s common stock issued	50	50
Pro forma basic average CEG Parent’s shares outstanding	363	365
Assumed exercise and/or distributions of stock-based awards	1	—
Pro forma diluted average CEG Parent’s shares outstanding	364	365
Pro forma basic earnings per share	$7.59	$13.89
Pro forma diluted earnings per share	$7.57	$13.87

THE OFFERING
For a more complete description of the terms of the Senior Notes, see “Description of Senior Notes.”
Issuer
Constellation Energy Generation, LLC.
Securities Offered
An aggregate of $2,750,000,000 of Senior Notes, consisting of $300,000,000 of Floating Rate Senior Notes due 2028, $900,000,000 of 3.900% Senior Notes due 2028, $750,000,000 of 4.400% Senior Notes due 2031 and $800,000,000 of 5.875% Senior Notes due 2066.
Interest
The Floating Rate Senior Notes will bear interest at a floating rate equal to Compounded SOFR (as defined herein), plus 60 basis points, payable quarterly in arrears on January 8, April 8, July 8 and October 8 of each year, beginning on April 8, 2026, as further described and subject to the provisions set forth under the caption “Description of Senior Notes — Principal, Maturity and Interest — Floating Rate Senior Notes.” We may not redeem the Floating Rate Senior Notes prior to their maturity.
Interest on the 2028 Senior Notes will accrue from the date of delivery at a rate of 3.900% per year. Interest on the 2031 Senior Notes will accrue from the date of delivery at a rate of 4.400% per year. Interest on the 2066 Senior Notes will accrue from the date of delivery at a rate of 5.875% per year. Interest on the 2028 Senior Notes is payable on January 8 and July 8 of each year, beginning on July 8, 2026. Interest on the 2031 Senior Notes and the 2066 Senior Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2026.
Maturity
The Floating Rate Senior Notes and the 2028 Senior Notes will mature on January 8, 2028. The 2031 Senior Notes will mature on January 15, 2031. The 2066 Senior Notes will mature on January 15, 2066.
Ranking
The Senior Notes will be senior unsecured obligations of Constellation and will rank pari passu with all of our senior unsecured indebtedness.
Optional Redemption
We may not redeem the Floating Rate Senior Notes or the 2028 Senior Notes prior to maturity. We may redeem the 2031 Senior Notes and the 2066 Senior Notes, in whole or in part, at any time at the redemption prices described under the caption “Description of Senior Notes — Redemption at Our Option.”
Certain Covenants
We have agreed to certain limitations on our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens securing indebtedness and engage in sale and leaseback transactions. See “Description of Senior Notes — Covenants.”
Use of Proceeds
We intend to use the net proceeds from the sale of the Senior Notes to retire certain outstanding indebtedness of Calpine following completion of the Calpine Acquisition. Consummation of this offering is not contingent on the completion of the Calpine Acquisition. If for any reason the Calpine Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”
Trustee, Paying agent, Registrar and Calculation Agent for the Floating Rate Senior Notes
U.S. Bank Trust Company, National Association.

Book-Entry Form
The Senior Notes will be issued in book-entry form only through DTC for the accounts of its participants, including Clearstream and/or Euroclear. See “Description of Senior Notes ― Book-Entry Form.”
Risk Factors
You should carefully consider all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors set forth under “Risk Factors” and incorporated by reference in this prospectus supplement in deciding whether to invest in the Senior Notes.
Governing Law
Commonwealth of Pennsylvania.

RISK FACTORS
Your investment in the Senior Notes will involve various risks. Before investing in the Senior Notes, you should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under ITEM 1A. Risk Factors of our 2024 Annual Report on Form 10-K, Part II, ITEM 1A. Risk Factors of our Quarterly Report for the quarter ended September 30, 2025 and other information which may be incorporated by reference in this prospectus supplement after the date hereof. See “Where You Can Find More Information.”
Risks Relating to the Senior Notes
CEG Parent could exercise control over us to the detriment of holders of the Senior Notes.
CEG Parent, as our ultimate parent, controls all matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between CEG Parent, on the one hand, and our creditors, on the other, we can give no assurance that CEG Parent would not exercise its power to control us in a manner that would benefit CEG Parent to the detriment of our creditors, including the holders of the Senior Notes.
There is no market for the Senior Notes, and general market conditions may adversely affect the market prices of the Senior Notes.
The Senior Notes are new securities and no market currently exists for the sale of the Senior Notes. We can give no assurances concerning the liquidity of any markets that may develop for the Senior Notes offered by this prospectus supplement, the ability of any investor to sell any of the Senior Notes or the price at which investors would be able to sell them. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Senior Notes. If markets for the Senior Notes do not develop, investors may be unable to resell the Senior Notes for an extended period of time, if at all. If markets for the Senior Notes do develop, they may not continue or may not be sufficiently liquid to allow holders to resell any of the Senior Notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the Senior Notes as collateral for loans.
The Indenture does not restrict the amount of additional debt that we may incur.
The Senior Notes and Indenture (as defined below) pursuant to which the Senior Notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the Senior Notes, including making it more difficult for us to satisfy our obligations with respect to the Senior Notes, a loss in the trading value of your Senior Notes and a risk that one or more of the credit ratings of the Senior Notes are lowered or withdrawn.
Risks Related to the Calpine Acquisition
The unaudited pro forma combined financial statements set forth under the caption “Unaudited Pro Forma Combined Financial Statements” in this prospectus supplement are inherently subject to uncertainties and are preliminary, and the combined company’s actual financial position and results of operations after the Calpine Acquisition may differ materially from these estimates and the unaudited pro forma combined financial statements set forth under the caption “Unaudited Pro Forma Combined Financial Statements” in this prospectus supplement.
The unaudited pro forma combined financial statements set forth under the caption “Unaudited Pro Forma Combined Financial Statements” in this prospectus supplement are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual financial position or results of operations will be after the Calpine Acquisition. The combined company’s actual results and financial position after the Calpine Acquisition may differ materially and adversely from the unaudited pro forma combined financial statements set forth under the caption “Unaudited Pro Forma Combined Financial Statements” in this prospectus supplement.

If CEG Parent’s due diligence investigation of Calpine was inadequate or if risks related to Calpine’s business materialize, it could have a material adverse effect on CEG Parent or the Company.
Even though CEG Parent conducted a customary due diligence investigation of Calpine, the Company cannot be sure that its diligence surfaced all material issues that may be present inside Calpine or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Calpine and its business and outside of its control will not arise later. If any such material issues arise of if known risks prove to be more significant than expected, they may materially and adversely impact the ongoing business of the combined company.
We may not realize all the expected benefits of the Calpine Acquisition because of integration challenges.
The success of the Calpine Acquisition will depend, in part, on our ability to realize all or some of the anticipated benefits from integrating Calpine’s business with our existing businesses. The integration process will be complex, costly and time-consuming. The challenges associated with integrating the operations of Calpine’s business include, among others:
•
customer retention risk as well as the inability to finalize certain transactions currently in progress between Calpine and its customers;

•
delay in implementation of our business plan for the combined business;

•
unanticipated issues or costs in integrating financial, information technology, communications and other systems;

•
complexities associated with managing the larger, more complex, combined business;

•
potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Calpine Acquisition;

•
integrating relationships with industry contacts and business partners;

•
possible inconsistencies in standards, controls, procedures and policies, and compensation structures between Calpine and us; and

•
performance of Calpine’s generating assets and the costs to operate and maintain them, relative to expectations.

In addition, the companies have operated and, until the completion of the Calpine Acquisition, will continue to operate, independently. It is possible that the integration process could result in the disruption of, or the loss of momentum in, our ongoing businesses or inconsistencies in standards, controls, procedures and policies, which could negatively impact the combined company.
Risks Related to the Floating Rate Senior Notes
The Secured Overnight Financing Rate (“SOFR”) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).
On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified the SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.
The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.
SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on historical performance.
The publication of SOFR began in April 2018, and, therefore, it has a very limited history. The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. Because the future performance of SOFR cannot be predicted, no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Senior Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Senior Notes.
Any failure of SOFR to gain market acceptance could adversely affect the Floating Rate Senior Notes.
According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Floating Rate Senior Notes and the price at which investors can sell the Floating Rate Senior Notes in the secondary market.
In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Floating Rate Senior Notes, the trading price of the Floating Rate Senior Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Floating Rate Senior Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Floating Rate Senior Notes may not be able to sell the Floating Rate Senior Notes at all or may not be able to sell the Floating Rate Senior Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the Floating Rate Senior Notes is based on a Compounded SOFR rate and the SOFR Index, both of which are relatively new in the marketplace.
For each interest period (as defined below), the interest rate on the Floating Rate Senior Notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined below) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of Senior Notes — Principal, Maturity and Interest — Floating Rate Senior Notes — Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Floating Rate Senior Notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Senior Notes on the Floating Rate Interest Payment Date (as defined below) for such interest period.
Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Floating Rate Senior Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Floating Rate Senior Notes.
Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.
The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined below) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Senior Notes without changes to their information technology systems. An inability to reliably estimate accrued and unpaid interest as well as potential need for some investors to change their information technology systems could both adversely impact the liquidity and trading price of the Floating Rate Senior Notes.
The SOFR Index may be modified or discontinued and the Floating Rate Senior Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Senior Notes.
The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Senior Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Senior Notes and the trading prices of the Floating Rate Senior Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.
If we (or our designee (which may be an independent financial advisor or any other designee of ours (any of such entities, a “Designee”)) determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Senior Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which is referred to as a “Benchmark Replacement”, as further described under the caption “Description of Senior Notes — Principal, Maturity and Interest — Floating Rate Senior Notes.”
If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, we (or our Designee). In addition, the terms of the Floating Rate Senior Notes expressly authorize us (or our Designee) to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “interest period”, the timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Senior Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Senior Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Senior Notes, the return on the Floating Rate Senior Notes and the price at which you can sell such Floating Rate Senior Notes.
In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Senior Notes, the return on the Floating Rate Senior Notes and the price at which you can sell the Floating Rate Senior Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Senior Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Floating Rate Senior Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.
We (or our Designee) will make certain determinations with respect to the Floating Rate Senior Notes, which determinations may adversely affect the Floating Rate Senior Notes.
We (or our Designee) will make certain determinations with respect to the Floating Rate Senior Notes as further described under “Description of Senior Notes — Principal, Maturity and Interest — Floating Rate Senior Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we (or our Designee) will make certain determinations with respect to the Floating Rate Senior Notes in our (or our Designee’s) sole discretion as further described under the caption “Description of Senior Notes — Principal, Maturity and Interest — Floating Rate Senior Notes.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by our Designee will be made by us. Any of these determinations may adversely affect the value of the Floating Rate Senior Notes, the return on the Floating Rate Senior Notes and the price at which you can sell such Floating Rate Senior Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Floating Rate Senior Notes, the return on the Floating Rate Senior Notes and the price at which you can sell such Floating Rate Senior Notes. For further information regarding these types of determinations, see “Description of Senior Notes — Principal, Maturity and Interest — Floating Rate Senior Notes — Compounded SOFR.”

USE OF PROCEEDS
The net proceeds of this offering after deducting the underwriters’ discounts and estimated offering expenses payable by us, are expected to be approximately $2,715,226,000. We intend to use the net proceeds from this offering to retire certain outstanding indebtedness of Calpine following completion of the Calpine Acquisition. Consummation of this offering is not contingent on the completion of the Calpine Acquisition. If for any reason the Calpine Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2025 (1) on an actual basis and (2) on an as adjusted basis to give effect to the issuance of Senior Notes offered hereby. The following table does not reflect (1) the application of the net proceeds from the offering of the Senior Notes as described under “Use of Proceeds”, (2) the consummation of the Exchange Offers and Consent Solicitations, including up to $2.4 billion aggregate principal amount of Senior Notes that the Company intends to issue in connection with the Exchange Offers, or (3) the consummation of the Calpine Acquisition, pursuant to which we are assuming approximately $12.7 billion of Calpine’s debt. See “Summary Financial Information” in this prospectus supplement.
This table should be read in conjunction with our consolidated financial statements and related notes for the quarter ended September 30, 2025, and the unaudited pro forma combined financial statements of CEG Parent and Constellation as of September 30, 2025 and for the nine months ended September 30, 2025 and for the year ended December 31, 2024, and the related notes to the pro forma combined financial statements, set forth under the caption “Unaudited Pro Forma Combined Financial Statements” in this prospectus supplement.
	As of September 30, 2025
	Actual	As Adjusted
	($ in millions)
Long-term debt:
Long-term debt, including current maturities	$7,387	$10,137
Total equity	14,723	14,723
Total capitalization, including current maturities	$22,110	$24,860

DESCRIPTION OF SENIOR NOTES
General
The Senior Notes will be issued under an indenture dated as of September 28, 2007 (“Indenture”), between us and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”). The Indenture provides for issuance from time to time of debt securities in series in an unlimited amount. We may issue, without notice to, or the consent of, the holders of the Senior Notes offered hereby, additional securities under the Indenture from time to time.
The Senior Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt.
The Senior Notes will be denominated in United States dollars and principal and interest will be paid in United States dollars. The Senior Notes will not be subject to any conversion, amortization, or sinking fund.
The Senior Notes will not be guaranteed by, or otherwise be obligations of, our parent, CEG Parent, or any of our direct or indirect subsidiaries or affiliates. References in this description of the Senior Notes to “we,” “our” or the “company” are to Constellation Energy Generation, LLC and not its subsidiaries and references to “indenture securities” means debt securities issued under the Indenture, including the Senior Notes.
In the discussion that follows, references to paying principal on the Senior Notes are to payment at maturity or redemption.
The following summaries of certain provisions of the Senior Notes and the Indenture do not purport to be complete and are subject, and qualified in their entirety by reference, to all of the provisions of the Senior Notes and the Indenture, including the definitions of terms therein. We recommend that you read the Indenture, a copy of which may be obtained from the Trustee.
Principal, Maturity and Interest
The Senior Notes will be unlimited in aggregate principal amount. The Floating Rate Senior Notes initially will be issued in the aggregate principal amount of $300,000,000. The 2028 Senior Notes initially will be issued in the aggregate principal amount of $900,000,000. The 2031 Senior Notes initially will be issued in the aggregate principal amount of $750,000,000. The 2066 Senior Notes initially will be issued in the aggregate principal amount of $800,000,000. We may, without the consent of the holders of the Senior Notes offered in this prospectus supplement, create and issue additional notes of such series ranking equally with the Senior Notes and otherwise similar in all respects (except for the public offering price and issue date) so that such additional notes shall be consolidated and form a single series with such series of Senior Notes. No additional notes of any series can be issued if an event of default exists with respect to such series of Senior Notes. The Senior Notes will be issued in book-entry form only in denominations of $2,000 and multiples of $1,000 in excess thereof.
The Floating Rate Senior Notes and the 2028 Senior Notes will mature on January 8, 2028. The 2031 Senior Notes will mature on January 15, 2031. The 2066 Senior Notes will mature on January 15, 2066.
Floating Rate Senior Notes
The Floating Rate Senior Notes will mature on January 8, 2028. The Floating Rate Senior Notes are initially limited to $300,000,000 in aggregate principal amount. However, we may issue additional Floating Rate Senior Notes of the same series from time to time, without the consent of the holders the Floating Rate Senior Notes.
The Floating Rate Senior Notes will bear interest from January 8, 2026 at a floating rate determined in the manner described below, payable quarterly in arrears on January 8, April 8, July 8 and October 8 of each year (each, a “Floating Rate Interest Payment Date”), commencing on April 8, 2026. The Floating Rate

Senior Notes will bear interest at an annual rate equal to Compounded SOFR, determined as described below, plus 60 basis points (the “Margin”).
The record date for interest payable on any Floating Rate Interest Payment Date shall be the close of business on (1) the business day immediately preceding such Floating Rate Interest Payment Date so long as all of the Floating Rate Senior Notes remain in book-entry only form, or (2) the 15th calendar day immediately preceding such Floating Rate Interest Payment Date if any of the Floating Rate Senior Notes do not remain in book-entry only form. See “— Book-Entry Delivery and Settlement.” Interest on the Floating Rate Senior Notes will accrue from, and including, the date of original issuance to, but excluding, the first Floating Rate Interest Payment Date. Starting on the first Floating Rate Interest Payment Date, interest on the Floating Rate Senior Notes will accrue from, and including, the last Floating Rate Interest Payment Date to which we have paid, or duly provided for the payment of, interest on the Floating Rate Senior Notes to, but excluding, the next succeeding Floating Rate Interest Payment Date. No interest will accrue on the Floating Rate Senior Notes for the day that the Floating Rate Senior Notes matures. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).
If any Floating Rate Interest Payment Date falls on a day that is not a business day, as defined below, we will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date of the Floating Rate Senior Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.
As further described herein, on each Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date, the Calculation Agent (as defined below), acting subject to and in accordance with the Calculation Agent Agreement (as defined below), will calculate the amount of accrued interest payable on the Floating Rate Senior Notes by multiplying (i) the outstanding principal amount of the Floating Rate Senior Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on the Floating Rate Senior Notes be less than zero.
The term “interest period”, with respect to the Floating Rate Senior Notes, means the period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on the date of original issuance) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and, in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the maturity date to but excluding the maturity date.
Secured Overnight Financing Rate and the SOFR Index
The Secured Overnight Financing Rate (SOFR) is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.
The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR. “Compounded SOFR” will be determined by the Calculation Agent, acting subject to and in accordance with the Calculation Agent Agreement (as defined below), in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):
where:
“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value two U.S. Government Securities Business Days before the date of original issuance;
“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date (or, in the final interest period, relating to the applicable maturity date); and
“dc” is the number of calendar days in the relevant Observation Period.
For purposes of determining Compounded SOFR:
“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date.
“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such interest period (or in the final interest period, preceding the applicable maturity date).
“SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1)
the SOFR Index value as published by the SOFR Administrator (as defined below) as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)
if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Floating Rate Senior Notes, if we (or our Designee) determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Senior Notes.
For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Floating Rate Senior Notes will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.
SOFR Index Unavailable Provisions.   If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
Effect of Benchmark Transition Event
Benchmark Replacement
If we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Senior Notes in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes
In connection with the implementation of a Benchmark Replacement, we (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.
Decisions and Determinations
Any determination, decision or election that may be made by us (or our Designee) pursuant this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in any documentation relating to the Floating Rate Senior Notes, shall become effective without consent from the holders of the Floating Rate Senior Notes or any other party.
Certain Defined Terms
As used in this subsection “Effect of Benchmark Transition Event,” the following terms have the following meanings:
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to

Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:
(1)
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)
the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)
the sum of: (a) the alternate rate of interest that has been selected by us (or our Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated Floating Rate Senior Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:
(1)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)
if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated Floating Rate Senior Notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Floating Rate Senior Notes.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the Floating Rate Senior Notes, in each case that we (or our Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our Designee) decide that adoption of any portion of such market practice is not administratively feasible or if we (or our Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our Designee) determine is reasonably necessary or practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)
in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark(including the daily published component used in the calculation thereof):
(1)
a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark(or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Calculation of the Floating Interest Rate
The “Calculation Agent” means a banking institution or trust company appointed by us to act as calculation agent. The initial Calculation Agent shall be U.S. Bank Trust Company, National Association, which shall have been appointed under, and shall act in all respects in connection with the Floating Rate Senior Notes subject to and in accordance with, that certain Calculation Agent Agreement (“Calculation Agent Agreement”), dated on or about the date hereof, by and between us and U.S. Bank Trust Company, National Association, as Calculation Agent thereunder.
Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each interest period by the Calculation Agent, or in certain circumstances described above, by us (or our Designee) will be final and binding on us, the Trustee, and the holders of the Floating Rate Senior Notes.

None of the Trustee, Paying Agent, Registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.
None of the Trustee, Paying Agent, Registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in this prospectus supplement and the accompanying prospectus as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by this prospectus supplement and the accompanying prospectus and reasonably required for the performance of such duties.
2028 Senior Notes, 2031 Senior Notes and 2066 Senior Notes
Interest on the 2028 Senior Notes is payable on January 8 and July 8 of each year, beginning on July 8, 2026. 2031 Senior Notes and the 2066 Senior Notes will be payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2026 until the principal on the Senior Notes of such series is paid or made available for payment. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 8, 2026 at a rate of (i) 3.900% per year with respect to the 2028 Senior Notes, (ii) 4.400% per year with respect to the 2031 Senior Notes and (iii) 5.875% per year with respect to the 2066 Senior Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Redemption at Our Option
We may not redeem the Floating Rate Senior Notes or the 2028 Senior Notes prior to maturity. At any time prior to (i) December 15, 2030, in the case of the 2031 Senior Notes or (ii) July 15, 2065, in the case of the 2066 Senior Notes (in each case with respect to the applicable series of Senior Notes, the “Par Call Date”), we may redeem such Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 15 basis points, in the case of the 2031 Senior Notes, and (ii) 20 basis points, in the case of the 2066 Senior Notes, and, in each case, less (b) interest accrued to the date of redemption; and,

•
100% of the principal amount of the notes then outstanding to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the applicable Par Call Date, we may redeem the 2031 Senior Notes and the 2066 Senior Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such Senior Notes being redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.
Any optional redemption may be conditioned upon the consummation of one or more other transactions, including any debt or equity issuance by us or any of our parent companies or subsidiaries. The Trustee shall not have responsibility for calculating any redemption price. Redemption of the Senior Notes of one series may be made without the redemption of the Senior Notes of the other series.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed.
In the case of a partial redemption, Senior Notes in definitive form will be selected for redemption by lot by the Trustee. No Senior Notes of a principal amount of $2,000 or less will be redeemed in part. If any Senior Note in definitive form is to be redeemed in part only, the notice of redemption that relates to such Senior Note will state the portion of the principal amount of the Senior Note to be redeemed. A new Senior Note in definitive form in a principal amount equal to the unredeemed portion of the original Senior Note in definitive form will be issued in the name of the holder of such Senior Note upon surrender for cancellation of the original definitive Senior Note. For so long as the Senior Notes are in global form and held by DTC (or another depositary), the redemption of the Senior Notes, including the selection of Senior Notes in the case of a partial redemption, shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Senior Notes or portions thereof called for redemption.
Covenants
Affirmative Covenants
The Indenture provides that we comply with the following affirmative covenants:
•
punctually pay principal and interest on the indenture securities;

•
if the indenture securities are no longer in book-entry form, maintain an office in New York, New York where indenture securities may be presented for payment, exchange and transfer;

•
appoint a trustee to fill any vacancy;

•
issue a certificate to the Trustee on January 31 each year indicating whether we have complied with all covenants and conditions in the Indenture;

•
maintain our limited liability company existence; and

•
pay our taxes and other assessments and claims as they become due, unless they are being contested in good faith.

Mergers and Consolidations
We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless:
•
immediately prior to and immediately following such consolidation, merger, sale or lease, no Event of Default under the Indenture shall have occurred and be continuing; and

•
we are the surviving or continuing entity, or the surviving or continuing entity or entity that acquires by sale, conveyance, transfer or lease is organized in the United States or under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States and in either case expressly assumes the payment and performance of all of our obligations under the Indenture and the Senior Notes.

Limitation on Liens
We may not issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of our property, whether owned on the date that the Senior Notes are issued or thereafter acquired, without in any such case effectively securing the outstanding Senior Notes (together with, if we shall so determine, any other Indebtedness of or guaranteed by us ranking equally with the Senior Notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured); provided that the foregoing restriction shall not apply to the following permitted liens:
(1)
pledges or deposits in the ordinary course of business in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

(2)
liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, arising in the ordinary course of business;

(3)
liens for property taxes being contested in good faith;

(4)
minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use;

(5)
liens on property existing at the time of acquisition thereof by us, or to secure any Indebtedness incurred by us prior to, at the time of, or within 90 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of the property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction or improvements;
(6)
liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired;

(7)
liens securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision) as in effect at the time of the issuance of such obligations; and

(8)
other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this clause (8) does not exceed 10% of our consolidated net tangible assets.

In the event that we shall propose to pledge, mortgage or hypothecate any property to secure Indebtedness, other than as permitted by clauses (1) through (8) of the previous paragraph, we shall (prior thereto) give written notice thereof to the Trustee, who shall give notice to the holders, and we shall, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure, all the Senior Notes equally and ratably with such Indebtedness. The Indenture does not limit our Subsidiaries’ ability to issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of such Subsidiary’s property, whether owned on the date the Senior Notes are issued or thereafter acquired, provided that such Indebtedness is limited in recourse only to such Subsidiary.
As used in this prospectus supplement, “Indebtedness” of any person means (1) all indebtedness of such person for borrowed money, (2) all obligations of such person evidenced by senior notes, debentures, notes or other similar instruments, (3) all obligations of such person to pay the deferred purchase price of property or services, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of the default are limited to repossession or sale of such property), (5) all capital lease obligations of such person (excluding leases of property in the ordinary course of business), and (6) all Indebtedness of the type referred to in clauses (1) through (5) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property.
As used in this prospectus supplement, “Subsidiary” means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) are at the time directly or indirectly held by us.
Restriction on Sales and Leasebacks
We may not enter into any sale and leaseback transaction with any Subsidiary. In addition, we may not enter into any sale and leaseback transaction unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us and a Subsidiary, bank, insurance company or other lender or investor where we lease real or personal property which was or will be sold by us to that Subsidiary, lender or investor.
We can comply with this restrictive covenant if we meet either of the following conditions:
•
the sale and leaseback transaction is entered into prior to, concurrently with or within 90 days after the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operations of the property; or

•
we could otherwise grant a lien on the property as a permitted lien described in “— Limitation on Liens.”

Events of Default
We will be subject to an “event of default” under the Indenture if any of the following occurs:
•
failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the indenture securities, the extension will not be a failure to pay interest;

•
failure to pay principal or premium, if any, on any indenture security when due, either at maturity, upon any redemption, by declaration or otherwise;

•
failure to make any sinking fund payments when due;

•
failure to perform other covenants under the Indenture for 60 days after the Trustee has notified us that performance was required; or

•
bankruptcy, insolvency or reorganization of our company.

In addition to the events of default described in the Indenture, an event of default under the Senior Notes will include:
•
an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of our company that has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than such Indebtedness the principal of which, and interest on which, does not individually, or in the aggregate, exceed $100,000,000; or

•
one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against us or any of our properties in an aggregate amount in excess of $100,000,000 (excluding the amount thereof covered by insurance) and such judgment, decree or order shall remain unvacated, undischarged and unstayed for more than 60 consecutive days, except while being contested in good faith by appropriate proceedings.

We will be required to file annually with the Trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture. The Indenture provides that the Trustee may withhold notice of a default (except payment defaults) to the holders of indenture securities of the series to which the default applies if the Trustee considers it in the interests of those holders of those indenture securities to do so.
An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the Indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of indenture securities has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of outstanding indenture securities of each affected series may declare the entire principal amount of all the indenture securities of that series (or, if the indenture securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms thereof) to be due and payable immediately.
Where an event of default has occurred and is continuing with respect to the outstanding indenture securities of a series, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the outstanding indenture securities of that series, unless those holders have offered the Trustee reasonable indemnity against the expenses and liabilities that it might incur in compliance with the request that the Trustee take action in response to an event of default. Subject to these provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding indenture securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the indenture securities of that series.

The holders of a majority in principal amount of the outstanding indenture securities of a series may, on behalf of the holders of all indenture securities of that series, waive any past default under the Indenture with respect to that series and its consequences, except a default (1) in payment of the principal of (or premium, if any) or interest, or any additional amounts payable in respect of any indenture security of that series or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected outstanding indenture security of that series.
The Indenture imposes limitations on suits brought by holders of indenture securities against us. Except for actions for payment of overdue principal or interest, no holder of indenture securities of any series may institute any action against us under the Indenture unless:
•
the holder has previously given to the Trustee written notice of default and continuance of that default;

•
the holders of at least 25% in principal amount of the affected outstanding indenture securities have requested that the Trustee institute the action;

•
the requesting holders have offered the Trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•
the Trustee has not instituted the action within 60 days after the request; and

•
the Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding indenture securities of that series.

Modification or Waiver
The Indenture provides that the Trustee and we may modify and amend the Indenture and enter into supplemental indentures without the consent of any holders of indenture securities to:
•
evidence the assumption by a successor corporation of our obligations;

•
add covenants for the protection of the holders of indenture securities;

•
cure any ambiguity or correct any inconsistency in the Indenture, provided that this action does not adversely affect the interests of holders of any series of indenture securities in any material respect;

•
evidence and provide for the acceptance of appointment by a successor trustee; and

•
to make any change that would provide any additional rights or benefits to the holders of indenture securities or that does not adversely affect the legal rights under the Indenture of any holder.

The Indenture also provides that the Trustee and we may, with the consent of the holders, add, eliminate or modify in any way the provisions of the Indenture or modify in any manner the rights of the holders of the indenture securities. Consent of the holders means holders of not less than a majority in aggregate principal amount of indenture securities of all affected series then outstanding, voting as one class. We cannot do this, however, for those matters requiring the consent of each holder as described below.
The Trustee and we may not without the consent of the holder of each outstanding indenture security affected thereby:
•
extend the final maturity of any indenture security;

•
reduce the principal amount or premium, if any;

•
reduce the rate or extend the time of payment of interest;

•
reduce any amount payable on redemption;

•
reduce the amount of the principal of any indenture security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•
impair the right to sue for the enforcement of any payment on any indenture security when due; or

•
reduce the percentage of holders of indenture securities of any series whose consent is required for any modification of the Indenture.

In determining whether the holders of the requisite principal amount of outstanding indenture securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would then be due and payable upon acceleration of the maturity thereof and (2) indenture securities owned by us or any other obligor upon the indenture securities or any affiliate of ours or of any other obligor will be disregarded.
Satisfaction and Discharge, Defeasance and Covenant Defeasance
We may discharge obligations to holders of Senior Notes that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are to become due and payable, or are scheduled for redemption, within one year. We may discharge these obligations by irrevocably depositing with the Trustee cash or “U.S. Government Obligations” (as defined below), as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of and interest on the Senior Notes.
We may also discharge any and all of our obligations to holders of Senior Notes at any time, referred to as “defeasance.” We may also be released from the obligations imposed by any covenants of the Senior Notes and provisions of the Indenture, and we may avoid complying with those covenants without creating an event of default under the Indenture, referred to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:
•
we irrevocably deposit with the Trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, and interest on all outstanding Senior Notes; and

•
we deliver to the Trustee an opinion of counsel from a nationally recognized law firm to the effect that (1) in the case of covenant defeasance, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner and at the same time as if no covenant defeasance had occurred and (2) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable U.S. federal income tax law, and based thereon, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner as if no defeasance had occurred.

Although we may discharge or decrease our obligations under the Senior Notes and the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, the rights and obligations of the Trustee under the Indenture, to register the transfer or exchange of Senior Notes, to replace any temporary, mutilated, destroyed, lost or stolen Senior Notes or to maintain an office or agency in respect of any series of indenture securities.
If we effect covenant defeasance with respect to any Senior Notes and those Senior Notes are declared due and payable because of the occurrence of any event of default other than the event of default resulting from a failure to comply with any covenant in the Indenture after the notice served therefor has elapsed, the amount of U.S. Government Obligations and funds on deposit with the Trustee will be sufficient to pay amounts due on those Senior Notes at the time of their stated maturity but may not be sufficient to pay amounts due on those Senior Notes at the time of the acceleration resulting from that event of default. In that case, we would remain liable to make payment of those amounts due at the time of acceleration.
If the Trustee or any Paying Agent is prevented by a court or governmental authority from applying any money deposited with the Trustee in accordance with the Indenture, then our obligations under the Indenture and the Senior Notes shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture. Thereafter, our obligation will continue until such time as the Trustee or Paying Agent is permitted to apply all money in accordance with the Indenture. Any payment of principal of (or premium, if any) or interest that we make on any Senior Note following the reinstatement of our obligations will be subrogated to the rights of the holders of those Senior Notes to receive such payment from the money held by the Trustee or Paying Agent.

As used above, “U.S. Government Obligations” means securities that are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof.
Concerning the Trustee
We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business.
Governing Law
The Indenture and the Senior Notes will be governed by the laws of the Commonwealth of Pennsylvania.
Book-Entry System
We will issue the Senior Notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global Senior Notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.
DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.
Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V.. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Euroclear further advises that investors that acquire, hold and transfer interests in the Senior Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
Purchases of Senior Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Senior Notes in DTC’s records. The ownership interest of each actual purchaser of Senior Notes (beneficial owner) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the Senior Notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.
To facilitate subsequent transfers, all Senior Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global Senior Notes from any beneficial owner or otherwise.
Redemption notices shall be sent to DTC. If less than all of the Senior Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
So long as DTC’s nominee is the registered owner of the global Senior Notes, such nominee for all purposes will be considered the sole owner or holder of the Senior Notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Senior Notes are credited on the record date (identified in a listing attached to the omnibus proxy).
All payments on the global Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.
DTC may discontinue providing its service as securities depositary with respect to the Senior Notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the Senior Notes has occurred and is outstanding, Senior Notes certificates in fully registered form are required to be printed and delivered to beneficial owners of the global Senior Notes representing such Senior Notes.
Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the Senior Notes to or receiving interests in the Senior Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
Because of time-zone differences, credits of interests in the Senior Notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Senior Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the Senior Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.
Neither we, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the Senior Notes, or payments to, or the providing of notice to direct participants or beneficial owners. The Senior Notes will be denominated in United States dollars and principal and interest will be paid in United States dollars.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the Senior Notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (IRS) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.
This summary deals only with beneficial owners of Senior Notes that acquire the Senior Notes for cash in this offering at their issue price (generally, the first price at which a substantial amount of the Senior Notes are sold for money to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and that will hold the Senior Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular beneficial owners in light of their personal investment circumstances or status, nor does it address tax considerations applicable to beneficial owners that may be subject to special tax rules, such as banks and financial institutions, individual retirement and other tax-deferred accounts, tax-exempt entities, governments or government instrumentalities, S corporations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, dealers or traders in securities or currencies, including traders in securities that elect the mark-to-market method of tax accounting for their securities holdings, certain former citizens or residents of the United States subject to section 877 of the Code, controlled foreign corporations, non-United States trusts or estates with United States beneficiaries, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax and taxpayers subject to the alternative minimum tax. This summary also does not discuss Senior Notes held as part of a hedge, straddle, synthetic security, constructive sale transaction or conversion transaction, situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar or situations where a United States Holder (as defined below) holds a Senior Note through a bank, financial institution or other entity or a branch thereof, that is located, organized or resident outside the United States. Moreover, the effect of any United States federal non-income taxes (such as estate or gift taxes) any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income, and any state, local or non-United States tax laws or tax treaties are not discussed. The following discussion assumes that the Senior Notes will be issued with no (or de minimis) original issue discount.
In the case of a beneficial owner of Senior Notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the Senior Notes to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Senior Notes, then you should consult your own tax advisors about the United States federal income tax consequences to you of the purchase, ownership and disposition of the Senior Notes by the partnership.
The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Senior Notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under any other federal tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty, and the possible effects of changes in United States federal tax laws, or in any applicable tax treaty.

Effect of Certain Contingencies
In certain circumstances, we may be required to pay amounts in excess of stated interest and principal on the Senior Notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments” (CPDIs) in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. However, under these Treasury regulations, one or more contingencies will not cause the Senior Notes to be treated as CPDIs if, as of the issue date of the Senior Notes, such contingencies, in the aggregate, are considered remote or incidental. Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such excess amounts should be treated as remote and/or incidental and do not result in the Senior Notes being treated as CPDIs under applicable Treasury regulations.
Our position that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the taxable year during which it acquires the Senior Notes that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS may require a holder to accrue ordinary interest income on the Senior Notes at a rate in excess of the stated interest rate, and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Senior Notes as ordinary income rather than capital gain. Holders of Senior Notes should consult their own tax advisors regarding the tax consequences of the Senior Notes being treated as CPDIs. The remainder of this discussion assumes that the Senior Notes will not be treated as CPDIs for United States federal income tax purposes.
United States Holders
The following is a summary of certain United States federal income tax considerations for a United States Holder. For purposes of this summary, the term “United States Holder” means a beneficial owner of a Senior Note that is, for United States federal income tax purposes:
•
an individual who is a citizen or a resident of the United States;

•
a corporation, or any other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust, if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) was in existence on August 20, 1996 and has a valid election in place under applicable Treasury regulations to be treated as a domestic trust for United States federal income tax purposes.

Taxation of stated interest on a Senior Note
Stated interest on a Senior Note generally will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the United States Holder’s method of tax accounting for United States federal income tax purposes.
Sale, exchange, redemption, retirement or other taxable disposition of a Senior Note
Upon the sale, exchange, redemption, retirement or other taxable disposition of a Senior Note, a United States Holder generally will recognize gain or loss equal to the difference, if any, between (1) the amount realized on the disposition, except any portion of such amount that is attributable to accrued but unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed, and (2) the United States Holder’s adjusted tax basis in the Senior Note. A United States Holder’s adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to such United States Holder, reduced by any principal payments on the Senior Note received by such United States Holder. Any such gain or loss generally will be long-term capital gain or loss if, at the time of such disposition, the United States

Holder has held the Senior Note for more than one year. Individuals and other non-corporate taxpayers are, under certain circumstances, subject to United States federal income tax on long-term capital gains at a reduced tax rate. The deductibility of capital losses is subject to limitations. Each United States Holder should consult its own tax advisors as to the deductibility of capital losses in its particular circumstances.
Information reporting and backup withholding
In general, we must report certain information to the IRS with respect to payments of stated interest and payments of the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a Senior Note to certain United States Holders, except in the case of an exempt recipient (such as a corporation). The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 24 percent, with respect to the foregoing amounts if (1) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding, (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (3) there has been a notified payee underreporting described in section 3406(c) of the Code or (4) the payee has not certified under penalties of perjury that it has furnished a correct TIN, that it is a United States person and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against the holder’s United States federal income tax liability, if any, and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their own tax advisors regarding the effect, if any, of the backup withholding rules on their particular circumstances.
Non-United States Holders
The following is a summary of certain United States federal income tax considerations for a non-United States Holder. For purposes of this summary, the term “non-United States Holder” means a beneficial owner of a Senior Note that is, for United States federal income tax purposes:
•
a nonresident alien individual;

•
a foreign corporation; or

•
a foreign estate or trust.

The following discussion assumes that no item of income, gain, deduction or loss derived by any non-United States Holder in respect of the Senior Notes at any time is effectively connected with the conduct of a United States trade or business. Non-United States Holders with any item of income, gain, deduction or loss in respect of the Senior Notes that is effectively connected with the conduct of a United States trade or business should consult their own tax advisors regarding the United States federal income and branch profits tax consequences of the purchase, ownership and disposition of the Senior Notes.
Payment of interest
Subject to the discussions on backup withholding and FATCA, interest paid on a Senior Note by us or any Paying Agent to a non-United States Holder will be exempt from United States income and withholding tax under the “portfolio interest exemption” provided that (1) the non-United States Holder does not, actually or constructively, own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (2) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (3) the non-United States Holder is not a bank that acquired the Senior Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (4) either (a) the non-United States Holder provides to us or our Paying Agent an applicable properly completed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and any applicable attachments, signed under penalties of perjury, that includes its name and address and that certifies that it is not a United States person or in the case of an individual, that the person is neither a citizen or a resident (for United States federal income tax purposes) of the United States, in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-United States Holder provides a statement to us or our agent under penalties of perjury in which it certifies that a properly completed applicable IRS Form W-8BEN or W-8BEN-E (or applicable successor form) has been received by it from the non-United States Holder or (c) the non-United States Holder holds its Senior Notes through a “qualified intermediary” and the qualified intermediary furnishes a copy to us or our agent of a properly executed IRS Form W-8IMY (or applicable successor form) and any applicable attachments on behalf of itself (which may, in some circumstances, include a withholding statement and applicable underlying IRS forms sufficient to establish that the non-United States Holder is not a United States Holder). This certification requirement may be satisfied with other documentary evidence in the case of a Senior Note held as an offshore obligation or through certain foreign intermediaries, if certain requirements are met. If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such non-United States Holder generally will be subject to United States withholding tax at the rate of 30 percent, unless the non-United States Holder provides us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E or applicable successor form) establishing an exemption from, or reduction of the withholding tax under the benefit of an applicable tax treaty.
Sale, exchange, redemption, retirement or other disposition of a Senior Note
Subject to the discussions on backup withholding tax and FATCA below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a Senior Note (other than any amount representing accrued but unpaid interest on the Senior Note, which is subject to the rules discussed above under “— Payment of interest”). However, if a non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other requirements are met, such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30 percent (unless a lower applicable treaty rate applies) on any such non-United States Holder’s United States-source gain, which may be offset by certain United States-source losses.
Information reporting and backup withholding
The amount of interest on a Senior Note paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident.
Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an applicable properly completed IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption, the non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from a disposition of, a Senior Note, unless we or our Paying Agent know or have reason to know that the holder is a United States person. Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the taxable disposition (including a redemption or retirement) of a Senior Note are as follows:
•
If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•
If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding or information reporting.

•
If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability, if any, and may entitle the non-United States Holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding the application of the backup withholding rules in their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding under current Treasury regulations.
Foreign Account Compliance Act
Sections 1471 through 1474 of the Code, as modified by Treasury Regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance impose a United States federal withholding tax of 30 percent on interest income paid on a debt obligation to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country or (2) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10 percent of the entity or certifies that it does not have any substantial United States owners. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from the disposition of assets such as the Senior Notes.
Investors should consult with their own tax advisors regarding the implications of this legislation on their investment in our Senior Notes.

UNDERWRITING (CONFLICTS OF INTEREST)
BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Scotia Capital (USA) Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally, and not jointly, agreed to purchase from us the principal amount of the Senior Notes listed opposite their names below.
Underwriter	Principal Amount of Floating Rate Senior Notes	Principal Amount of 2028 Senior Notes	Principal Amount of 2031 Senior Notes	Principal Amount of 2066 Senior Notes
BofA Securities, Inc.	$39,000,000	$117,000,000	$97,500,000	$104,000,000
Citigroup Global Markets Inc.	39,000,000	117,000,000	97,500,000	104,000,000
Goldman Sachs & Co. LLC	39,000,000	117,000,000	97,500,000	104,000,000
Morgan Stanley & Co. LLC	39,000,000	117,000,000	97,500,000	104,000,000
Scotia Capital (USA) Inc.	39,000,000	117,000,000	97,500,000	104,000,000
M&T Securities, Inc.	19,500,000	58,500,000	48,750,000	52,000,000
PNC Capital Markets LLC	19,500,000	58,500,000	48,750,000	52,000,000
SG Americas Securities, LLC	19,500,000	58,500,000	48,750,000	52,000,000
TD Securities (USA) LLC	19,500,000	58,500,000	48,750,000	52,000,000
Truist Securities, Inc.	19,500,000	58,500,000	48,750,000	52,000,000
Academy Securities, Inc.	6,000,000	18,000,000	15,000,000	16,000,000
Siebert Williams Shank & Co., LLC	1,500,000	4,500,000	3,750,000	4,000,000
Total	$300,000,000	$900,000,000	$750,000,000	$800,000,000
The underwriting agreement provides that the obligations of the underwriters to purchase the Senior Notes are subject to the approval of legal matters by counsel and to other conditions. The underwriters must purchase all the Senior Notes if they purchase any of the Senior Notes.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Senior Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Senior Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Extended Settlement
We expect that delivery of the Senior Notes will be made to investors in book-entry form through The Depository Trust Company on or about January 8, 2026, which will be the third business day following the initial trade date for the Senior Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on any day other than the business day preceding the settlement date will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price on the cover page of this prospectus supplement and may offer the Senior Notes to certain securities dealers at that price less a concession not to exceed (i) 0.150% of the principal amount of the Floating Rate Senior Notes, (ii) 0.150% of the principal amount of the 2028 Senior Notes, (iii) 0.350% of the principal amount of the 2031 Senior Notes and (iv) 0.525% of the principal amount of the 2066 Senior Notes. The underwriters may allow, and such dealers may reallow, a discount not to exceed (i) 0.100% of the principal amount of the Floating Rate Senior Notes (ii) 0.100% of the principal amount of the 2028 Senior Notes, (iii) 0.250% of the principal amount of the 2031 Senior Notes and (iv) 0.350% of the principal amount of the 2066 Senior Notes. After the initial public offering, the public offering price, concession and discount may be changed.
The expenses of the offering, not including the underwriting discounts, are estimated to be $5,300,000 and are payable by us.
New Issue of Senior Notes
The Senior Notes are new issues of securities with no established trading market. We do not intend to apply for listing of the Senior Notes on any national securities exchange or for quotation of any series of the Senior Notes on any automated dealer quotation system. We have been advised by the representatives of the underwriters that they presently intend to make markets in the Senior Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of trading markets for the Senior Notes or that active public markets for the Senior Notes will develop. If active public trading markets for the Senior Notes do not develop, the market price and liquidity of the Senior Notes may be adversely affected.
Price Stabilization and Short Positions
In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Senior Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Senior Notes. If the underwriters create a short position in the Senior Notes in connection with the offering, i.e., if they sell more Senior Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Senior Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Senior Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and some or all of the underwriters and their affiliates may in the future engage in, investment banking, financial advisory and commercial banking services in the ordinary course of business with us and our affiliates. They have received and may in the future receive customary fees and commissions for these transactions. Each of BofA Securities, Inc., Citigroup Global Markets, Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., M&T Securities, Inc., PNC Capital Markets LLC, SG Americas Securities, LLC, TD Securities (USA) LLC, Truist Securities, Inc. and The Northern Trust Company has banking affiliates who are lending parties in our revolving credit facilities. The Northern Trust Company is being paid a referral fee by Academy Securities, Inc.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters and their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes. Any such credit default swaps or short positions could adversely affect future trading price of the Senior Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
As described under “Use of Proceeds,” we plan to use the net proceeds from the issuance of the Senior Notes to retire certain outstanding indebtedness of Calpine following completion of the Calpine Acquisition. Certain of the underwriters and/or their affiliates may hold a portion of such indebtedness and thus might receive a portion of the net proceeds from this offering through the repayment of that indebtedness. If in the event that 5% or more of the net proceeds from this offering (not including underwriting discounts) is used to repay such outstanding indebtedness held by at least one of the underwriters and/or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. Pursuant to FINRA Rule 5121, no “qualified independent underwriter” is required because the Senior Notes are investment grade-rated by one or more nationally recognized statistical rating agencies. As required by FINRA Rule 5121, no underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

NOTICE TO CERTAIN NON-U.S. HOLDERS
General
No action has been or will be taken in any jurisdiction that would permit a public offering of the Senior Notes or the possession, circulation or distribution of this prospectus supplement or any material relating to us, the Senior Notes in any jurisdiction where action for that purpose is required. Accordingly, the Senior Notes may not be offered, sold or exchanged, directly or indirectly, and this prospectus supplement may not be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.
The distribution of this prospectus supplement in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement comes are required by us and the Underwriters to inform themselves about, and to observe, any such restrictions.
Notice to Investors in Certain Jurisdictions
European Economic Area
The Senior Notes may not be offered, sold, or otherwise made available to any retail investor in the EEA. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Senior Notes.

United Kingdom
The Senior Notes may not be offered, sold, or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)
not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Senior Notes.

Other Regulatory Restrictions in the United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Senior Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Constellation.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Senior Notes in, from or otherwise involving the United Kingdom.
Canada
The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
No Senior Notes may be offered or sold in Hong Kong, by means of any document, other than: (i) to “professional investors” (as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”)) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” (as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “Ordinance”)) or which do not constitute an offer to the public within the meaning of the Ordinance. No advertisement, invitation or document relating to the Senior Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been or will be issued or has been or may be in the possession of any person for purpose of issue (in each case whether in Hong Kong or elsewhere) other than with respect to the Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as defined in the SFO) and any rules made thereunder.
The contents of this prospectus supplement has not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.
Japan
The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEA”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Korea
The Senior Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Each underwriter has represented and agreed that the Senior Notes may not be offered, sold or delivered, directly or indirectly, in

Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Senior Notes, the Senior Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Senior Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the notes (c) the Senior Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, the subscription agreement and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
This prospectus supplement not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) with the Monetary Authority of Singapore, and the offer of the Senior Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, each underwriter has represented and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes, (b) has not offered or sold and will not offer or sell any Senior Notes, and (c) has not made and will not make any Senior Notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (“Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person pursuant to Section 275(2) of the SFA (a “Relevant Person”), or any person pursuant to Section 275(1A) of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
This prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may any Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an Institutional Investor, (ii) to an Accredited Investor or other Relevant Person, or any person pursuant to Section 275(1A) of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Senior Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or (b) a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an Institutional Investor or to an Accredited Investor or other Relevant Person, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust); (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Senior Notes. The Senior Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”), and no application has or will be made to admit the Senior Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Senior Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The Senior Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (Taiwan), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Senior Notes in Taiwan.
United Arab Emirates
The Senior Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Senior Notes and pass on certain legal matters for us. Winston & Strawn LLP, Houston, Texas, will pass on certain legal matters for the underwriters.
EXPERTS
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Constellation for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Calpine as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated in this prospectus supplement by reference to the Form 8-K of Constellation filed on December 9, 2025 Two Filings have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document we have filed or will file with the SEC at the SEC’s public website (www.sec.gov).
Information about us is also available on Constellation’s web site at http://www.constellationenergy.com. This web site and the SEC’s web site above are intended to be inactive textual references only. Information on Constellation’s or the SEC’s web site (other than the documents incorporated by reference) is not a part of this prospectus supplement.
INCORPORATION BY REFERENCE
We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus supplement (but not information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.
We are incorporating by reference into this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until this offering is terminated:
Our Annual Report on Form 10-K for the year ended December 31, 2024;
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; and
Our Current Reports on Form 8-K filed on:
•
January 3, 2025

•
January 13, 2025

•
July 22, 2025;

•
September 22, 2025;

•
November 18, 2025;

•
December 9, 2025 (excluding Exhibit 99.3);

•
December 17, 2025; and

•
December 23, 2025.

Any future filings that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus supplement and until we or any underwriters sell all of the securities covered by this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement from the date such documents are filed.

CONSTELLATION ENERGY CORPORATION
Common Stock
Stock Purchase Contracts
Stock Purchase Units
Preferred Stock
Depositary Shares
CONSTELLATION ENERGY GENERATION, LLC
Debt Securities

Constellation Energy Corporation (Constellation Parent) may use this prospectus to offer and sell from time to time:
•
common stock;

•
stock purchase contracts;

•
stock purchase units;

•
preferred stock in one or more series;

•
depositary shares.

Constellation Energy Generation, LLC (Constellation) may use this prospectus to offer and sell from time to time:
•
debt securities

Constellation Parent and Constellation sometimes refer to the securities listed above as the “Securities.”
Constellation Parent and Constellation will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.
Constellation Parent’s common shares are listed on the Nasdaq Stock Market LLC, under the symbol “CEG.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Constellation Parent and Constellation have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Constellation Parent or Constellation (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”
Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.
As used in this prospectus, the terms “we,” “our” and “us” generally refer to:
•
Constellation Parent with respect to Securities issued by Constellation Parent.

•
Constellation with respect to Securities issued by Constellation.

Neither of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.
We are not offering the Securities in any state where the offer is not permitted.
For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.
You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.
Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward- looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.
This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Constellation Parent and Constellation include those factors discussed herein, as well as the items discussed in (1) the combined 2022 Annual Report on Form 10-K of Constellation Parent and Constellation in (a) Part I, ITEM 1A. Risk Factors (b) Part II, ITEM 7. Management’s Discussion and Analysis of Financial Condition and

Results of Operations, and (c) Part II ITEM 8. Financial Statements and Supplementary Data: Note 19, Commitments and Contingencies; and (2) other factors discussed in filings with the SEC by each of the registrants.
You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.
RISK FACTORS
Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in (a) the combined Annual Report on Form 10-K of Constellation Parent and Constellation for the year ended December 31, 2022, filed with the SEC on February 16, 2023. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.
CONSTELLATION ENERGY CORPORATION
On February 21, 2021, the board of directors of Exelon Corporation (Exelon) authorized management to pursue a plan to separate its competitive generation and customer-facing energy businesses, conducted through Constellation Energy Generation, LLC (Constellation, formerly Exelon Generation Company, LLC) and its subsidiaries, into an independent, publicly traded company. Constellation Energy Corporation (Constellation Parent), a Pennsylvania corporation and a direct, wholly owned subsidiary of Exelon, was newly formed for the purpose of separation and had not engaged in any activities except in preparation for the distribution. On February 1, 2022, Exelon completed the separation by distributing all the outstanding shares of the Company’s common stock, on a pro rata basis to the holders of Exelon’s common stock, with the Company holding all the interests in Constellation previously held by Exelon. Constellation Parent’s principal executive offices are located at 1310 Point Street, Baltimore, Maryland 21231-3380, and its telephone number is (833) 883-0162.
CONSTELLATION
Constellation is the nation’s largest producer of carbon-free energy and a leading supplier of energy products and services to businesses, homes, community aggregations and public sector customers across the continental United States, including three-fourths of Fortune 100 companies. Our generation fleet of nuclear, hydro, wind, natural gas, and solar generation facilities has the generating capacity to power the equivalent of 15 million homes, producing 11 percent of the carbon-free energy in the United States. Constellation’s fleet is helping to accelerate the nation’s transition to a carbon-free future with more than 32,355 megawatts of capacity and an annual output that is nearly 90 percent carbon-free. This makes us an important partner to businesses and state and local governments that are setting ambitious carbon-reduction goals and seeking long-term solutions to the climate crisis. We employ approximately 13,370 people, and do business in 48 states, the District of Columbia, Canada, and the United Kingdom.
USE OF PROCEEDS
Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.

DESCRIPTION OF SECURITIES
Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”
PLAN OF DISTRIBUTION
We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.
In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.
This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.
Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.
By Agents
Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.
By Underwriters or Dealers
If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.
If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.
Direct Sales
We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.
General Information
We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:
•
the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•
if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on The Nasdaq Stock Market LLC, subject to official notice of issuance. We may elect to list any of the other securities on an exchange but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.
In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.
We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.
Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.
We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS
Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.
Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston & Strawn LLP provides legal services to Constellation Parent and its subsidiaries from time to time.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation Parent for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Constellation for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
Constellation Parent and Constellation each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the registration statement at no cost by writing us at the following address:
Constellation Energy Corporation
Attn: Director, Investor Relations
1310 Point Street
Baltimore, MD 21231
833-447-2783
This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
Information about us is also available on Constellation’s web site at http://www.constellationenergy.com. The information on Constellation’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:
Constellation Parent (Exchange Act File No. 001-41137)
•
Constellation Parent’s Annual Report on Form 10-K for the year ended December 31, 2022; and

Constellation (Exchange Act File No. 333-85496)
•
Constellation’s Annual Report on Form 10-K for the year ended December 31, 2022

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Constellation Energy Corporation, Attn: Director, Investor Relations, 1310 Point Street
Baltimore, MD 21231, 833-447-2783.
Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.
All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$2,750,000,000
Constellation Energy Generation, LLC
$300,000,000 Floating Rate Senior Notes due 2028
$900,000,000 3.900% Senior Notes due 2028
$750,000,000 4.400% Senior Notes due 2031
$800,000,000 5.875% Senior Notes due 2066

PROSPECTUS SUPPLEMENT
January 5, 2026

Joint Book-Running Managers
BofA Securities
Citigroup
Goldman Sachs & Co. LLC
Morgan Stanley
Scotiabank
M&T Securities
PNC Capital Markets LLC
SOCIETE GENERALE
TD Securities
Truist Securities

Co-Managers
Academy Securities
Siebert Williams Shank